Exhibit 10.5

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SARATOGA CENTER

OFFICE BUILDING NET LEASE

BASIC LEASE INFORMATION

Date of Lease:	March 24, 2017

Landlord:	HACIENDA PORTFOLIO VENTURE, LLC, a Delaware limited liability company

Landlord’s Address for Notices:	c/o Ellis Partners LLC 111 Sutter Street, Suite 800 San Francisco, CA 94104 Attn: James F. Ellis

Tenant:	GRITSTONE ONCOLOGY, INC., a Delaware corporation

Tenant’s Address for Notices:	Saratoga Center 4696 Willow Road Pleasanton, California 94588 Attn: Office Manager

Building:	4696-4698 Willow Road, Pleasanton, California (Building One)

Leased Premises:	Approximately 42,620 rentable square feet consisting of the entire Building

Rentable Area:
Leased Premises:	Approximately 42,620 rentable square feet
Building:	Approximately 42,620 rentable square feet
Project:	Approximately 84,320 rentable square feet

Term Commencement Date:	One hundred eighty (180) days after the date that Landlord delivers the Leased Premises to Tenant in the Delivery Condition (as defined in Section 2.2 below), estimated to occur on or about April 1, 2017, subject to Section 9.32 (Lease Contingency) below (the “Delivery Date”). Except for extra services requested by Tenant in writing (as set forth in Section 4.2 below), no Rent shall be due until the Term Commencement Date.

Term Expiration Date:	The last day of the eighty-sixth (86th) full calendar month after the Term Commencement Date (meaning if the Term Commencement Date shall occur on a date other than the first day of a calendar month, the Term from the Term Commencement Date shall be eighty-six (86) full calendar months plus a partial month).

Option to Extend:	Number of Extension Periods: One (1) Years per Extension Period: Five (5)

Base Rent:

Term Commencement Date through the last day of the 12th full calendar month after the Term Commencement Date = $72,454.00 per month (based on $1.70 per rentable square foot of Rentable Area per month).

Notwithstanding anything to the contrary contained in this Lease, no Base Rent shall be payable for the first two (2) months after the Term Commencement Date (the “Base Rent Abatement Period”). The collective Base Rent abatement is equivalent to $144,908.00 (the “Collective Base Rent Abatement Amount”). Tenant shall be responsible for the payment of Tenant’s Proportionate Share of Basic Operating Costs during the Base Rent Abatement Period.

Month 13 through Month 24 = $74,627.62 per month (based on approximately $1.75 per rentable square foot of Rentable Area per month).

Month 25 through Month 36 = $76,866.45 per month (based on approximately $1.80 per rentable square foot of Rentable Area per month).

Month 37 through Month 48 = $79,172.44 per month (based on approximately $1.86 per rentable square foot of Rentable Area per month).*

Month 49 through Month 60 = $81,547.62 per month (based on approximately $1.91 per rentable square foot of Rentable Area per month).

Month 61 through Month 72 = $83,994.04 per month (based on approximately $1.97 per rentable square foot of Rentable Area per month).

Month 73 through Month 84 = $86,513.87 per month (based on approximately $2.03 per rentable square foot of Rentable Area per month).

Month 85 through the Term Expiration Date = $89,109.28 per month (based on approximately $2.09 per rentable square foot of Rentable Area per month).

* Provided that no Event of Default (beyond any applicable notice and cure period) has occurred at any time during the Term, Landlord shall provide one (1) additional month of abated Base rent to be applied to the fortieth (40th) full calendar month after the Term Commencement Date. Landlord, at its option, shall have the right to purchase the abated Base Rent for month forty (40) by providing Tenant with an equivalent cash payment, in which case, Tenant shall be required to pay the Base Rent for the fortieth (40th) full calendar month after the Term Commencement Date when such Base Rent becomes due.

Tenant’s Proportionate Share:

100.00% of the Building and 50.55% of the Project

Landlord estimates that Tenant’s Proportionate Share of Basic Operating Costs will be approximately $0.48 per rentable square foot per month for calendar year 2017. Landlord does not represent, warrant or guarantee to Tenant that Tenant’s Proportionate Share of Operating Costs will be the above-stated amount during the Term of the Lease. Landlord’s estimate is merely intended to be Landlord’s reasonable estimate, based upon information presently available to Landlord as of the Date of Lease. Tenant acknowledges and agrees to the foregoing limitation with respect to Landlord’s estimate.

Utilities, Janitorial, and HVAC Maintenance:	In addition to payment of Tenant’s Proportionate Share of Basic Operating Costs and other expenses, Tenant shall be responsible for, among other things, the payment of all separately-metered utilities and non-metered utilities for the Leased Premises, janitorial services for the Leased Premises, and HVAC maintenance.

Parking Spaces:	One hundred sixty-two (162) free and unreserved, surface parking spaces in the Project (based on 3.8 parking spaces per one thousand (1,000) rentable square feet of Rentable Area of the Leased Premises).

Security Deposit:	$992,437.58, which shall be provided in the form of a letter of credit (see Section 5.14). The foregoing amount is subject to reduction (see Section 5.14).

Guarantor:	None

Landlord’s Broker:	CBRE, Inc.

Tenant’s Broker:	Jones Lang LaSalle

EXHIBITS:

Exhibit A -	Floor Plan of the Leased Premises
Exhibit B -	Initial Improvement of the Leased Premises
Exhibit C -	Confirmation of Term of Lease
Exhibit D -	Building Rules and Regulations
Exhibit E -	Asbestos Notification
Exhibit F -	Removable Fixtures

The foregoing BASIC LEASE INFORMATION is incorporated herein and made a part of the LEASE to which it is attached. If there is any conflict between the BASIC LEASE INFORMATION and the LEASE, the BASIC LEASE INFORMATION shall control.

v

OFFICE BUILDING NET LEASE

THIS LEASE is made as of the date specified in the BASIC LEASE INFORMATION sheet, by and between the landlord specified in the BASIC LEASE INFORMATION sheet (“Landlord”) and the tenant specified in the BASIC LEASE INFORMATION sheet (“Tenant”).

Article 1.

Definitions

1.1.    Definitions: Terms used herein shall have the following meanings:

1.2.    “Additional Rent” shall mean all monetary obligations of Tenant under this Lease other than the obligation for payment of Net Rent.

1.3.    Intentionally deleted.

1.4.    “Base Rent” shall mean the minimum monthly rental amounts set forth in the Basic Lease Information due from time to time as rental for the Leased Premises.

1.5.    Intentionally deleted.

1.6.    “Basic Operating Costs” shall have the meaning given in Section 3.5.

1.7.    “Building” shall mean the building and other improvements associated therewith identified on the Basic Lease Information sheet.

1.8.    “Building Standard Improvements” shall mean the standard materials ordinarily used by Landlord in the improvement of the Leased Premises.

1.9.    “Common Areas” shall mean, as applicable, (a) the areas of the Building devoted to non-exclusive uses such as common corridors, lobbies, fire vestibules, electric and telephone closets, restrooms, mechanical closets, janitor closets, loading docks, and other similar facilities for the benefit of all tenants (and invitees) and (b) other areas of the Project available for the non-exclusive use and benefit of all tenants (and invitees).

1.10.    “Computation Year” shall mean a fiscal year consisting of the calendar year commencing January 1st of each year during the Term and continuing through the Term with a short or stub fiscal year in (i) the period between the Term Commencement Date and December 31 of such year and (ii) any partial year in which the Lease expires or is terminated for the period between January 1 of such year and the date of lease termination or expiration.

1.11.    Intentionally deleted.

1.12.    “Landlord’s Broker” shall mean the individual or corporate broker identified on the Basic Lease Information sheet as the broker for Landlord.

1.13.    “Lease Year”. Shall mean each anniversary of the Term Commencement Date during the Term. The first “Lease Year” shall commence on the Term Commencement Date and end on the day immediately preceding the first anniversary of the Term Commencement Date, and each subsequent Lease Year shall mean each successive period of twelve (12) months following the first Lease Year during the initial Term; provided, that, the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

1.14.    “Leased Premises” shall mean the floor area more particularly shown on the floor plan attached hereto as Exhibit A, containing the Rentable Area (as such term is defined in Section 1.19 below) specified on the Basic Lease Information sheet.

1.15.    “Net Rent” shall mean the total of Base Rent and Tenant’s Proportionate Share of Basic Operating Costs calculated in accordance with Section 3.4.

1.16.    “Permitted Use” shall mean research and development, manufacturing, general office (and uses ancillary to each of the foregoing) only; provided, however, that Permitted Use shall not include (a) offices or agencies of any foreign government or political subdivision thereof; (b) offices of any agency or bureau of any state, county or city government; (c) offices of any health care professionals which are not ancillary to the Permitted Use above; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use; or (e) retail or restaurant uses.

1.17.    “Project” shall mean, collectively, the Building/Leased Premises and the building situated at 5934 Gibraltar Drive, Pleasanton, California (“Building Two”), including, the parking and common areas affiliated therewith, and the real property on which the Building/Leased Premises and Building Two and the parking and common areas are located.

1.18.    “Rent” shall mean Net Rent plus Additional Rent.

1.19.    “Rentable Area” shall mean, as applicable, the area or areas of space in the Building and/or the Project. The rentable square footage of the Building/Leased Premises is measured from the outermost exterior edge of the overhang above the frontage wall or walls (the “dripline”) to the exterior faces of all other exterior walls or to the centerline of party walls, as the case may be. The areas of space in Building Two are determined in accordance with the Standard Method for Measuring Floor Area in Office Buildings published by the Building Owners and Managers Association International (ANSI-Z65.1-1996). The Rentable Area of the Leased Premises is agreed to be the amount of rentable square footage stated on the Basic Lease Information sheet.

1.20.    “Security Deposit” shall mean the amount specified on the Basic Lease Information sheet to be paid by Tenant to Landlord and held and applied pursuant to Section 5.14.

1.21.    Intentionally deleted.

1.22.    Intentionally deleted.

1.23.    “Tenant Improvements” shall have the meaning given in Exhibit B, if any.

1.24.    “Tenant’s Broker” shall mean the individual or corporate broker identified on the Basic Lease Information sheet as the broker for Tenant.

1.25.    Intentionally deleted.

1.26.    “Tenant’s Proportionate Share” is specified on the Basic Lease Information sheet and is based on the percentage which the Rentable Area of the Leased Premises bears to the total Rentable Area of the Project.

1.27.    “Term” shall mean the period commencing with the Term Commencement Date and ending at midnight on the Term Expiration Date.

1.28.    “Term Commencement Date” shall be the date set forth on the Basic Lease Information sheet.

1.29.    “Term Expiration Date” shall be the date set forth on the Basic Lease Information sheet, unless sooner terminated pursuant to the terms of this Lease or unless extended pursuant to the provisions of Section 8.1.

1.30.    Other Terms. Other terms used in this Lease and on the Basic Lease Information sheet shall have the meanings given to them herein and thereon.

Article 2.

Leased Premises

2.1.    Lease. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth in this Lease.

2.2.    Acceptance of Leased Premises; Delivery Condition.

(a)    Tenant acknowledges that: (a) it has been advised by Landlord, Landlord’s Broker and Tenant’s Broker, if any, to satisfy itself with respect to the condition of the Leased Premises (including, without limitation, the HVAC, electrical, plumbing and other mechanical installations, fire sprinkler systems, security, environmental aspects, and compliance with applicable laws, ordinances, rules and regulations including but not limited to the Americans with Disabilities Act (ADA)) and the present and future suitability of the Leased Premises for Tenant’s intended use; (b) Tenant has made such inspection and investigation as it deems necessary with reference to such matters and, except for the Delivery Condition (as defined in Section 2.2(b) below) assumes all responsibility therefor as the same relate to Tenant’s occupancy of the Leased Premises and the term of this Lease; and (c) neither Landlord nor Landlord’s Broker nor any of Landlord’s agents has made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Leased Premises other than as may be specifically set forth in this Lease. Except for the Delivery Condition, Tenant accepts the Leased Premises in its AS IS condition existing on the date Tenant executes this Lease, subject to all matters of record and applicable laws, ordinances, rules and regulations. Tenant acknowledges that neither Landlord nor Landlord’s Broker nor any of Landlord’s agents has agreed to undertake any alterations or additions or to perform any maintenance or repair of the Leased Premises except for the maintenance specified herein. Subject to the contingency set forth in Section 9.32 below, Landlord shall use commercially reasonable efforts to deliver possession of the Leased Premises to Tenant on or before April 1, 2017 in the condition specified in Section 2.2(b). If Landlord cannot deliver possession of the Leased Premises to Tenant on or before such date, the validity of this Lease shall not be affected; provided, the Term Commencement Date and the Term Expiration Date shall be extended commensurately. If the commencement date and/or the expiration date of this Lease is other than the Term Commencement Date and Term Expiration Date specified in the Basic Lease Information or is not set forth in the Basic Lease Information, the parties shall execute that certain Confirmation of Term of Lease, substantially in the form of Exhibit C hereto specifying the actual commencement date, expiration date and the date on which Tenant is to commence paying Rent. Tenant shall execute and return such Confirmation of Term of Lease to Landlord within fifteen (15) days after Tenant’s receipt thereof If Tenant fails to execute and return (or reasonably object in writing to) the Confirmation of Term of Lease within fifteen (15) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

(b)    Notwithstanding the foregoing, Landlord shall deliver the Building to Tenant broom clean and with the HVAC, mechanical, electrical, and plumbing systems serving the Building in good working order, repair, and condition and in compliance with all applicable laws; in addition, the parking lot and path of travel to and from the Building shall be in compliance with all applicable laws, including all applicable laws related to accessibility by individuals with disabilities (collectively, the “Delivery Condition”). Landlord acknowledges and agrees that the Leased Premises have been vacated by the current tenant of the Leased Premises and Landlord agrees to use commercially reasonable efforts to commence and complete satisfaction of the Delivery Condition on or before the Contingency Outside Date.

2.3.    Right To Relocate Leased Premises. [intentionally deleted].

2.4.    Reservation of Rights. Landlord reserves the right from time to time, to install, use, maintain, repair, relocate and/or replace pipes, conduits, wires and equipment within and around the Building and the Common Areas and to do and perform such other acts and make such other changes, additions, improvements, repairs and/or alterations in, to or with respect to the Building and the Project (including without limitation with respect to the driveways, parking areas, walkways and entrances to the Project) as Landlord may, in the exercise of sound business judgment, deem to be appropriate. In connection therewith, Landlord shall have the right to close temporarily any of the Common Areas while engaged in making any such repairs, improvements or alterations; provided that Landlord shall provide Tenant with reasonable advance written notice of such closures (except in the event of an emergency) and that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Leased Premises, and Landlord shall use reasonable means not to materially interfere with Tenant access to the Leased Premises.

Article 3.

Term, Use and Rent

3.1.    Term. Except as otherwise provided in this Lease, the Term shall commence upon the Term Commencement Date, and unless sooner terminated, shall end on the Term Expiration Date. Subject to Landlord’s reasonable security precautions and for factors entirely beyond the reasonable control of Landlord, Tenant shall have access to the Leases Premises twenty-four (24) hours per day, seven (7) days per week, and fifty-two (52) weeks per year. Any entry and possession of the Leased Premises by Tenant prior to the Term Commencement Date shall be on all terms and conditions of the Lease, except that the obligation to pay Rent shall commence on the Term Commencement Date (except for extra services requested by Tenant in writing as set forth in Section 4.2 below).

3.2.    Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose. Tenant shall not commit waste, overload the Building’s structure or the Building’s systems or subject the Leased Premises to any use that would damage the Leased Premises.

3.3.    Base Rent.

(a)    Tenant shall pay the Base Rent to Landlord in accordance with the schedule set forth on the Basic Lease Information sheet and in the manner described below. Tenant shall prepay $92,911.60 of Net Rent (to be credited for Net Rent due and payable after the Base Rent Abatement Period expires) upon execution of this Lease. Tenant shall pay the Net Rent (consisting of Base Rent plus, when applicable in accordance with Section 3.4 below, Tenant’s Proportionate Share of Basic Operating Costs) in monthly installments on or before the first day of each calendar month during the Term and any extensions or renewals thereof, in advance without demand and without any reduction, abatement, counterclaim or setoff, in lawful money of the United States at Landlord’s address specified on the Basic Lease Information sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 9.11 hereof.

(b)    If the Term commences on other than the first day of a month, then the Base Rent provided for such partial month shall be prorated based upon a thirty (30)-day month and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date together with the other amounts payable on that day. If the Term terminates on other than the last day of a calendar month, then the Net Rent provided for such partial month shall be prorated based upon a thirty (30)-day month and the prorated installment shall be paid on the first day of the calendar month in which the date of termination occurs.

3.4.    Tenant’s Proportionate Share of Basic Operating Costs.

(a)    Commencing on the Term Commencement Date and continuing through the remainder of the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of Basic Operating Costs.

(b)    During the first Computation Year, on or before the first day of each month during such Computation Year, Tenant shall pay to Landlord one-twelfth (1/12th) of Landlord’s estimate of the amount payable by Tenant under Section 3.4(a) as set forth in Landlord’s written notice to Tenant. During the last month of each Computation Year (or as soon thereafter as practicable), Landlord shall give Tenant notice of Landlord’s estimate of the amount payable by Tenant under Section 3.4(a) for the following Computation Year. On or before the first day of each month during the following Computation Year, Tenant shall pay to Landlord one-twelfth (1/12) of such estimated amount, provided that if Landlord fails to give such notice in the last month of the prior year, then Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the calendar month next succeeding the date such notice is given by Landlord; and from the first day of the calendar month following the date such notice is given, Tenant’s payments shall be adjusted so that the estimated amount for that Computation Year will be fully paid by the end of that Computation Year. If at any time or times Landlord determines that the amount payable under Section 3.4(a) for the current Computation Year will vary from its estimate given to Tenant, Landlord, by notice to Tenant, may revise its estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate.

(c)    Following the end of each Computation Year, Landlord shall deliver to Tenant a statement of amounts payable under Section 3.4(a) for such Computation Year. If such statement shows an amount owing by Tenant that is less than the payments for such Computation Year previously made by Tenant, and if no Event of Default (as defined below) is outstanding at the time such statement is delivered, Landlord shall credit such amount to the next payment(s) of Net Rent falling due under this Lease; provided that if such Computation Year is the last Computation Year of the Term, Landlord shall promptly refund such overpayment to Tenant. If such statement shows an amount owing by Tenant that is more than the estimated payments for such Computation Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within fifteen (15) days after delivery of such statement. The respective obligations of Landlord and Tenant under this Section 3.4(c) shall survive the Term Expiration Date, and, if the Term Expiration Date is a day other than the last day of a Computation Year, the adjustment in Tenant’s Proportionate Share of Basic Operating Costs pursuant to this Section 3.4(c) for the Computation Year in which the Term Expiration Date occurs shall be prorated in the proportion that the number of days in such Computation Year preceding the Term Expiration Date bears to three hundred sixty-five (365).

(d)    Landlord shall have the same remedies for a default in the payment of Tenant’s Proportionate Share of Basic Operating Costs as for a default in the payment of Base Rent.

(e)    Tenant’s Right to Audit Basic Operating Costs. Provided that (i) no Event of Default is then occurring hereunder, nor (ii) is any event occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default, then in the event that Basic Operating Costs allocated to the Building increases by more than five percent (5%) in any Computation Year as compared to the immediately preceding Computation Year, Tenant, at its sole expense, shall have the right, exercisable within six (6) months after the end of the Computation Year or the receipt of a reconciliation statement for the Computation Year (if applicable), to review and audit Landlord’s books and records regarding such increase in Basic Operating Costs with respect to such Computation Year for the sole purpose of determining the accuracy thereof. Such review or audit shall be performed by a nationally recognized accounting firm that calculates its fees with respect to hours actually worked (as opposed to a calculation based upon percentage of recoveries or other incentive arrangement), shall take place during business hours in the office of Landlord or Landlord’s property manager and shall be completed within sixty (60) days after Tenant’s delivery to Landlord of notice of its election to conduct such audit. If Tenant does not so review or audit Landlord’s books and records, the Basic Operating Costs for a particular Computation Year shall be final and binding upon Tenant. In the event that such audit of Landlord’s books and records reveals that the amount of Basic Operating Cost paid by Tenant pursuant to Section 3.4, as adjusted pursuant to Section 3.4 above, for the period covered by such audit is less than or greater than the actual amount properly payable by Tenant under the terms of this Lease, Tenant shall promptly pay any deficiency to Landlord or, if Landlord concurs with the results of such audit, Landlord shall promptly refund any excess payment to Tenant, as the case may be. Without limiting the foregoing, in the event that such audit reveals an overstatement of Basic Operating Costs charged to Tenant in excess of seven percent (7%), Landlord shall reimburse Tenant for the reasonable cost of said audit in addition to refunding any excess payment to Tenant as provided above. Tenant shall keep any information gained from its review of Landlord’s books and records confidential and shall not disclose it to any other party, except as required by any laws. Prior to being permitted access to Landlord’s books and records to conduct any audit permitted by the terms of this Section 3.4, Tenant’s accounting firm shall execute a confidentiality agreement, in a form reasonably acceptable to Landlord, pursuant to which Tenant’s accounting firm shall agree (i) to keep any information gained from its review of Landlord’s books and records confidential, (ii) not disclose such information to any other party, except as required by any laws, and (iii) such other terms and conditions as Landlord may reasonably require.

3.5.    Basic Operating Costs.

(a)    Basic Operating Costs shall mean all expenses and costs (but not specific costs which are separately billed to and paid by particular tenants of the Project) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, ownership, maintenance, repair, replacement, preservation and operation of the Leased Premises, the Building, the Project and its supporting facilities directly servicing the Building and/or the Project (determined in accordance with generally accepted accounting principles, consistently applied) including, but not limited to, the following:

(1)    Wages, salaries and related expenses and benefits of all on-site and off-site employees and personnel engaged in the operation, maintenance, repair and security of the Project.

(2)    Costs of Landlord’s office (including the property management office) to the extent providing for the management of the Project and office operation in the Project, as well as the costs of operation of a room for delivery and distribution of mail to tenants of the Building, if applicable.

(3)    All supplies, materials, equipment and equipment rental used in the operation, maintenance, repair, replacement and preservation of the Project.

(4)    Utilities for the Common Areas of the Project.

(5)    All maintenance, janitorial (for the Common Areas) and service agreements for the Project and the equipment therein, including, without limitation, refuse collection, window cleaning, sidewalks, landscaping, pest control, roof maintenance, Building exterior and service areas (provided, however, that Tenant shall employ its own bonded and reputable janitorial service, subject to Landlord’s reasonable prior written approval, to clean the Leased Premises, at Tenant’s sole cost and expense).

(6)    A fair market property management fee in an amount not to exceed five percent (5%) of all Rent derived from the Project.

(7)    Legal and accounting services for the Project, including the costs of audits by certified public accountants; provided, however, that legal expenses shall not include the cost of lease negotiations, termination of leases, extension of leases or legal costs incurred in proceedings by or against any specific tenant, or for the defense of Landlord’s legal title to the Project.

(8)    All insurance premiums and costs, including, but not limited to, the cost of property and liability coverage and rental income and earthquake and flood insurance applicable to the Project and Landlord’s personal property used in connection therewith, as well as deductible amounts applicable to such insurance; provided, however, that Landlord may, but shall not be obligated to, carry earthquake or flood insurance (unless required by applicable law).

(9)    Repairs, replacements and general maintenance (except to the extent paid by proceeds of insurance or by Tenant or other tenants of the Project or third parties).

(10)    All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, bonds, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority upon the Project (or any portion or component thereof), its operations, this Lease, or the Rent due hereunder (or any portion or component thereof), except: (i) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, and (ii) Landlord’s personal or corporate income, gift or franchise taxes.

(11)    Amortized costs (together with reasonable financing charges) of capital improvements made to the Project subsequent to the Term Commencement Date which are designed to improve the operating efficiency of the Project, achieve energy or carbon reduction, or which may be required by governmental authorities, including, but not limited to, those improvements required for the benefit of individuals with disabilities (“ADA Improvements”), such amortization to be taken in accordance with generally accepted accounting principles.

(b)    In the event any of the Basic Operating Costs are not provided on a uniform basis, Landlord shall make an appropriate and equitable adjustment, in Landlord’s discretion reasonably exercised.

(c)    Notwithstanding any other provision of this Lease to the contrary, in the event that the Project is not fully occupied during any year of the Term, an adjustment shall be made in computing Basic Operating Costs for such year so that Basic Operating Costs shall be computed as though the Project had been 95% occupied during such year.

(d)    The following items shall be excluded from Basic Operating Costs: (i) depreciation on the Building and the Project; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective Project tenants or alleged defaults with other Project tenants; (v) the cost of any improvements or equipment which would be properly classified as capital expenditures (except for any capital expenditures expressly included in Section 3.5(a), including, without limitation, Section 3.5(a)(11)); (vi) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building or Project to be demised to tenants or for any subsequent improvements to such tenants’ spaces; (vii) advertising expenses relating to vacant space; (viii) real estate brokers’ or other leasing commissions; (ix) Landlord’s costs of any services provided to tenants or other occupants for which Landlord is actually reimbursed by such tenants or other occupants (other than reimbursement through Basic Operating Costs) as an additional charge or rental over and above the basic rent (and escalations thereof) payable under the lease with such tenant or other occupant; (x) costs in connection with services that are provided to another tenant or occupant of the Project, but are not offered to Tenant; (xi) costs (i.e., interest and penalties) incurred due to Landlord’s default of this Lease or any other lease, mortgage, or other agreement, in each case affecting the Building or Project; (xii) payments to subsidiaries or affiliates of Landlord, or to any other party, in each case as a result of a non-arm’s length transaction, for management or other services for the Building or Project, or for supplies or other materials for the Building or Project, to the extent that such payments exceed arm’s length competitive prices in the market where the Leased Premises are located for the services, supplies or materials provided; (xiii) Landlord’s legal existence and general corporate overhead and general administrative expenses; (xiv) interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof or any other debt of Landlord; (xv) rental payments under any ground lease; (xvi) costs incurred directly and solely as a result of Landlord’s gross negligence or willful misconduct; (xvii) salaries of employees of Landlord above those performing property management and facilities management duties for the Project; (xviii) salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes; (xix) costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof; (xx) costs expressly excluded from Basic Operating Costs elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; (xxi) political and charitable contributions; (xxii) costs of environmental testing, monitoring, removal or remediation of any Hazardous Materials in the Building or the Project that are in existence at the Building or Project prior to the Term Commencement Date except to the extent caused by Tenant; (xxiii) the costs of acquiring investment-grade art; and (xxiv) any item that, if included in Basic Operating Costs, would involve a double collection for such item by Landlord.

Article 4.

Landlord’s Covenants

4.1.    Basic Services.

(a)    Tenant acknowledges that this Lease is a net lease, it being understood that Landlord shall receive the Base Rent specified in the Basic Lease Information sheet free and clear of any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever, which shall be payable by Tenant unless otherwise set forth in this Lease. Accordingly, Tenant shall be solely responsible for and promptly pay the Landlord or the appropriate utility company directly for all water, gas, HVAC, light, power, telephone, and other utilities and services supplied to the Leased Premises for which there is a separate meter or submeter to the Leased Premises and Tenant shall pay Landlord for Tenant’s share, as reasonably determined by Landlord, of all utilities and services furnished to the Leased Premises for which there is no separate meter or submeter and the foregoing utility and service expenses for the Leased Premises shall be paid by Tenant separately and shall not be part of Basic Operating Costs. With respect to janitorial, Tenant shall employ its own bonded and reputable janitorial service, subject to Landlord’s reasonable prior written approval, to clean the Leased Premises on all business days, at Tenant’s sole cost and expense. Subject to inclusion in Basic Operating Costs, Landlord agrees to furnish Tenant only with the following services: (i) exterior window cleaning, (ii) parking lot sweeping, (iii) landscaping, and (iv) structural and exterior maintenance (including exterior glass and glazing) and routine maintenance, repairs and electric lighting service for all public areas and service areas of the Project in the manner and to the extent deemed by Landlord to be standard. Notwithstanding anything in this Lease to the contrary, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, or overall load, its pro-rata share of the Building capacity.

(b)    Landlord shall not be liable for damages to either person or property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed under this Lease by reason of any (i) deficiency in the provision of basic services; (ii) breakdown of equipment or machinery utilized in supplying services; or (iii) curtailment or cessation of services due to causes or circumstances beyond the reasonable control of Landlord or by the making of the necessary repairs or improvements, unless such deficiency, breakdown, curtailment or cessation is due to the active gross negligence or willful misconduct of Landlord. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Project to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond Project boundaries, to cause the same to be restored, by diligent application or request to the provider thereof.

(c)    With respect to HVAC, HVAC shall be available during Building hours of operation (which Building hours of operation is 7:00 a.m. to 6:00 p.m., Monday through Friday (excluding holidays)) for the Leased Premises (excluding rooms and areas serviced by any supplemental HVAC system installed by Tenant) in a manner sufficient to maintain an indoor air quality within the limits required for office use by the American Society of Heating, Air Conditioning and Refrigeration Engineers (ASHRAE) standard 62-2007 and sufficient to maintain operating temperatures for office use recommended by the ASHRAE Standard 55—2010 (collectively, the “ASHRAE Standard”).

4.2.    Extra Services.

(a)    The cost chargeable to Tenant for all extra services requested by Tenant in writing and provided by Landlord, if any, shall constitute Additional Rent and shall include a management fee payable to Landlord of ten percent (10%). Additional Rent shall be paid monthly by Tenant to Landlord concurrently with the payment of Base Rent.

(b)    HVAC utilized by Tenant during hours other than the Building hours of operation on weekdays, or on Saturdays, Sundays, or holidays, or any HVAC unit operated outside of the ASHRAE Standard shall be over and beyond the basic HVAC service to be made available by Landlord under this Lease; provided, however, that because Tenant will be billed by Landlord or the utility company for Tenant’s actual energy use of the HVAC system serving the Leased Premises, there will be no additional charge for HVAC under this Section 4.2(b) other than estimated charges for any decrease in the useful life of the HVAC system attributable to such after-hours usage or operation of the HVAC system outside of the ASHRAE Standard, as reasonably determined by Landlord.

4.3.    Window Coverings. All window coverings for the Leased Premises shall be those approved by Landlord. Tenant shall not place or maintain any window coverings, blinds, curtains or drapes other than those approved by Landlord on any exterior window without Landlord’s prior written approval, which Landlord shall have the right to grant or withhold in its absolute and sole discretion.

4.4.    Graphics and Signage. All signs, notices, advertisements and graphics of every kind or character, visible in or from the Common Areas or the exterior of the Leased Premises shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion. Landlord may remove, without notice to and at the expense of Tenant, any sign, notice, advertisement or graphic of any kind inscribed, displayed or affixed in violation of the foregoing requirement. All approved signs, notices, advertisements or graphics shall be printed, affixed or inscribed at Tenant’s expense by a sign company selected by or approved by Landlord. Landlord shall be entitled to revise the Project graphics and signage standards at any time. Subject to the foregoing, the originally-named Tenant in this Lease and its Permitted Transferees (as defined in Section 5.6(i) below) shall have the right, at Tenant’s sole expense, to place and maintain one (1) corporate sign on the Building parapet; the originally-named Tenant and/or its Permitted Transferee shall lose the foregoing signage right in the event it assigns this Lease (other than to a Permitted Transferee) or subleases more than fifty percent (50%) of the Leased Premises (other than to a Permitted Transferee). In addition, the originally-named Tenant in this Lease and its Permitted Transferees shall have the non-exclusive right, at Tenant’s sole expense, to place a sign panel on the sign monument for the Project, such sign panel position as assigned by Landlord; the originally-named Tenant and/or its Permitted Transferee shall lose the foregoing signage right in the event it assigns this Lease (other than to a Permitted Transferee) or subleases more than fifty percent (50%) of the Leased Premises (other than to a Permitted Transferee). Tenant shall remove Tenant’s Building parapet sign and monument sign panel and repair any damage caused by the installation or removal of such signage (and with respect to Tenant’s Building parapet sign, Tenant shall restore the Building parapet to the condition existing prior to installation of such sign, subject to ordinary wear and tear) at the expiration or earlier termination of this Lease. Installation, fabrication, maintenance and removal of Tenant’s Building parapet sign and sign panel shall be at Tenant’s sole cost and expense.

4.5.    Intentionally deleted.

4.6.    Repair Obligation. Landlord’s obligation under this Lease with respect to maintenance, repair, and replacement shall be limited to (i) the structural portions of the Building, including the foundation; (ii) the exterior walls of the Building; (iii) the exterior roof and roof membrane; (iv) the Common Areas; (v) the Project parking area; and (vi) landscaped areas, if any. However, Landlord shall not have any obligation to repair damage caused by Tenant, its agents, employees, contractors, invitees or licensees. Landlord shall have the right, but not the obligation, to undertake work of repair which Tenant is required to perform under this Lease and which Tenant fails or refuses to perform in a timely and efficient manner after Tenant’s receipt of written notice. Tenant shall reimburse Landlord upon demand, as Additional Rent, for all costs incurred by Landlord in performing any such repair for the account of Tenant, together with an amount equal to five percent (5%) of such costs to reimburse Landlord for its administration and managerial effort. Except as specifically set forth in this Lease, Landlord shall have no obligation whatsoever to maintain or repair the Leased Premises or the Project. The parties intend that the terms of this Lease govern their respective maintenance and repair obligations. Tenant expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease with respect to such obligations or which affords Tenant the right to make repairs at the expense of Landlord or terminate this Lease by reason of the condition of the Leased Premises or any needed repairs. All costs in performing the work described in this Section shall be included in Basic Operating Costs.

Article 5.

Tenant’s Covenants

5.1.    Payments by Tenant. Tenant shall pay Rent at the times and in the manner provided in this Lease. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided for in Section 7.8. If Tenant consists of more than one person or entity, the obligations imposed under this Lease upon all such persons or entities shall be joint and several.

5.2.    Tenant Improvements. The Tenant Improvements, if any, shall be installed and constructed pursuant to Exhibit B.

5.3.    Taxes on Personal Property. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Basic Operating Costs, Tenant shall be responsible for, and shall pay prior to delinquency, all taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, and any other charges imposed upon, levied with respect to, or assessed against Tenant’s personal property, and on its interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

5.4.    Repairs by Tenant.

(a)    Tenant shall be obligated to maintain, replace, and repair, at Tenant’s sole cost and expense, the Leased Premises (including all restrooms, mechanical, electrical, plumbing and life safety systems serving the Leased Premises and Tenant’s personal property, trade fixtures and any improvements or alterations installed by or on behalf of Tenant), to keep the same at all times in good order, condition and repair, and, upon expiration of the Term, to surrender the same to Landlord in the same condition as on the Term Commencement Date, reasonable wear and tear, taking by condemnation, and damage by casualty not caused by Tenant, its agents, employees, contractors, invitees and licensees excepted. Tenant’s obligations shall include, without limitation, the obligation to maintain and repair all walls, floors, ceilings and fixtures and to repair all damage caused by Tenant, its agents, employees, contractors, invitees and others using the Leased Premises with Tenant’s expressed or implied permission. At the request of Tenant, but without obligation to do so, Landlord may perform the work of maintenance and repair constituting Tenant’s obligation under this Section 5.4 at Tenant’s sole cost and expense and as an extra service to be rendered pursuant to Section 4.2 if requested by Tenant in writing. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord and in accordance with procedures Landlord shall from time to time reasonably establish. Tenant shall give Landlord prompt notice of any damage to or defective condition in any part of the mechanical, electrical, plumbing, life safety or other system servicing or located in the Leased Premises of which Tenant is actually aware.

(b)    Notwithstanding anything in this Lease to the contrary, Tenant shall enter into and continue in force throughout the term of this Lease a regularly scheduled (at least once every three (3) months) preventive maintenance/service contract, with a maintenance contractor reasonably approved by Landlord, for servicing all HVAC units serving the Leased Premises, and shall promptly provide a copy of the contract to Landlord. The service contract must include, at a minimum, all services suggested by the equipment manufacturer. At Landlord’s option, Landlord shall have the right to enter into such contract on behalf of Tenant, and Tenant shall pay Landlord, as Additional Rent hereunder, the cost thereof Tenant shall be responsible for any repair or necessary replacement of such HVAC units during the Term.

5.5.    Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises or the Project.

5.6.    Assignment or Sublease.

(a)    Tenant shall not voluntarily or by operation of law assign, transfer or encumber (collectively “Assign”) or sublet all or any part of Tenant’s interest in this Lease or in the Leased Premises without Landlord’s prior written consent given under and subject to the terms of this Section 5.6.

(b)    If Tenant desires to Assign this Lease or any interest herein or sublet the Leased Premises or any part thereof, Tenant shall give Landlord a request for consent to such transaction, in writing (the “Transfer Request”). Tenant’s Transfer Request shall specify the date the proposed assignment or sublease would be effective and be accompanied by information pertinent to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including, without limitation, its name, business and financial condition, financial details of the proposed transfer, the intended use (including any modification) of the Leased Premises, and exact copies of all of the proposed agreement(s) between Tenant and the proposed assignee or subtenant. Tenant shall promptly provide Landlord with (i) such other or additional information or documents reasonably requested (within ten (10) days after receiving Tenant’s Transfer Request) by Landlord, and (ii) an opportunity to meet and interview the proposed assignee or subtenant, if requested by Landlord.

(c)    Landlord shall have a period of ten (10) business days following such interview and receipt of all such additional information (or thirty (30) days from the date of Tenant’s Transfer Request if Landlord does not request additional information or an interview) within which to notify Tenant in writing that Landlord elects either (i) to terminate this Lease as to the space that is the subject of the Transfer Request as of the effective date of the proposed assignment or sublease specified by Tenant in the Transfer Request (the “Recapture Notice”), in which event Tenant will be relieved of all further obligations hereunder as to such space as of such date, other than those obligations which survive termination of the Lease (provided that if Landlord elects to terminate the Lease with respect to a partial sublease of the Leased Premises, such termination shall have no effect if, within fifteen (15) days after Landlord delivers the Recapture Notice, Tenant elects by written notice to Landlord to rescind its original Transfer Request, in which case and the Lease shall continue in full force and effect as if such Transfer Request and Recapture Notice had never been delivered; for avoidance of doubt, if the Transfer Request is for all [or materially all] of the Leased Premises and Landlord delivers a Recapture Notice, Tenant has no right to rescind the original Transfer Notice), or (ii) to approve or disapprove Tenant’s request to Assign this Lease or sublet such space, subject, however, to prior written approval of the proposed assignee or sublessee by Landlord, such consent not to be unreasonably withheld so long as the use of the Leased Premises by such proposed assignee or sublessee would be a Permitted Use, the proposed assignee or sublessee is of sound financial condition as determined by Landlord in its absolute and sole discretion, the proposed assignee or sublessee executes such reasonable assumption documentation as Landlord shall require. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease.

(d)    In the event Tenant shall request the consent of Landlord to any assignment or subletting hereunder, Tenant shall pay Landlord a processing fee of $1,500.00 Such fee shall be deemed Additional Rent under this Lease.

(e)    Any rent or other consideration realized by Tenant under any such sublease or assignment in excess of (i) the proportionate Rent payable for the applicable subleased space, (ii) any reasonable tenant improvement allowance or other economic concession (e.g., space planning allowance, moving expenses, free or reduced rent periods, etc.), and (iii) any advertising costs, legal fees, and brokerage commissions associated with such assignment or sublease (“Profit”), shall be divided and paid as follows: fifty percent (50%) to Tenant and fifty percent (50%) to Landlord; provided, however, that if Tenant is in default hereunder beyond any applicable cure period, Landlord shall be entitled to all such Profit during such default.

(f)    [intentionally deleted].

(g)    The consent of Landlord to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting by the assignee or subtenant.

(h)    No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Any assignment or subletting made without Landlord’s consent or which conflicts with the provisions hereof shall be void and, at Landlord’s option, shall constitute a default under this Lease.

(i)    Notwithstanding the foregoing, without Landlord’s consent (but Tenant will provide at least ten (10) days prior written notice to Landlord [unless such prior notice is prohibited by applicable law or a binding confidentiality agreement between Tenant and the entity acquiring Tenant, in which event Tenant shall provide such notice as soon as permitted by applicable law or pursuant to the confidentiality agreement] and Tenant will promptly provide Landlord with any documents or information reasonably requested by Landlord regarding such transaction), Tenant may Assign this Lease or sublet all or any portion of the Leased Premises to (i) any person or entity which, directly or indirectly, controls Tenant or is controlled by Tenant or is under common control with Tenant, (ii) any successor to Tenant by merger, consolidation or operation of law, or (iii) any person or entity to whom all or substantially all of Tenant’s assets are conveyed as long as the assignee has a net worth sufficient to meet the obligations being assumed (each, a “Permitted Transferee” and collectively, the “Permitted Transferees”).

5.7.    Alterations, Additions and Improvements.

(a)    Tenant shall not make or allow to be made any alterations or additions in or to the Leased Premises without first obtaining the written consent of Landlord, provided that Tenant shall be permitted, without Landlord’s consent, to make non-structural alterations or additions to the Leased Premises that do not affect any of the Building systems, cost less than $50,000.00 (in the aggregate per project), do not require a building permit, and are of a cosmetic nature (e.g., painting, carpeting, etc.; any such alteration complying with all of the foregoing constituting a “Cosmetic

Alteration”). Landlord’s consent will not be unreasonably withheld with respect to proposed alterations and additions which (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with and does not adversely affect the Building and its mechanical, telecommunication, electrical, HVAC and life safety systems; (iii) will not affect the structural or exterior portions of the Building; (iv) will not interfere with the use and occupancy of any other portion of the Project by any other tenant, its employees or invitees; and (v) will not trigger any additional costs to Landlord. Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent shall encompass plans and specifications for the proposed alterations or additions, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations or additions, and the time for performance of such work. Tenant shall supply to Landlord any additional documents and information requested by Landlord in connection with Tenant’s request for consent hereunder. If Tenant performs any alterations or additions permitted under this Section 5.7, Tenant shall, in addition to complying with the provisions of this Section 5.7, perform such alterations or additions in a manner that avoids disturbing any asbestos containing materials present in the Building. If asbestos containing materials are likely to be disturbed in the course of such work, Tenant shall encapsulate or remove the asbestos containing materials in accordance with an asbestos-removal plan approved by Landlord and otherwise in accordance with all applicable laws.

(b)    Any consent given by Landlord under this Section 5.7 shall be deemed conditioned upon: (i) Tenant’s acquiring all applicable permits required by governmental authorities; (ii) Tenant’s furnishing to Landlord copies of such permits, together with copies of the approved plans and specifications, prior to commencement of the work thereon; and (iii) the compliance by Tenant with the conditions of all applicable permits and approvals in a prompt and expeditious manner.

(c)    Tenant shall provide Landlord with not less than fifteen (15) days prior written notice of commencement of the work (including a Cosmetic Alteration) so as to enable Landlord to post and record appropriate notices of non-responsibility. All alterations and additions permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord and in strict accordance with plans and specifications approved by Landlord. Tenant shall pay the contractors and suppliers all amounts due to them when due and keep the Leased Premises and the Project free from any and all mechanics’, materialmen’s and other liens and claims arising out of any work performed, materials furnished or obligations incurred by or for Tenant. Landlord may require, at its sole option, that Tenant provide to Landlord, at Tenant’s expense, a lien and completion bond in an amount equal to the total estimated cost of any alterations, additions or improvements to be made in or to the Leased Premises, to protect Landlord against any liability for mechanics’, materialmen’s and other liens and claims, and to ensure timely completion of the work. In the event any alterations or additions to the Leased Premises are performed by Landlord hereunder, whether by prearrangement or otherwise, Landlord shall be entitled to charge Tenant a fifteen percent (15%) administration fee in addition to the actual costs of labor and materials provided. Such costs and fees shall be deemed Additional Rent under this Lease, and may be charged and payable prior to commencement of the work.

(d)    Any and all alterations, additions or improvements made to the Leased Premises by Tenant shall become the property of Landlord upon installation (other than those set forth on Exhibit F attached hereto) and shall be surrendered to Landlord without compensation to Tenant upon the termination of this Lease by lapse of time or otherwise unless (i) Landlord conditioned its approval of such alterations, additions or improvements on Tenant’s agreement to remove them, or

(ii) if Tenant did not provide a Removal Determination Request (as defined below), Landlord notifies Tenant prior to (or promptly after) the Term Expiration Date that the alterations, additions and/or improvements must be removed, in which case Tenant shall, by the Term Expiration Date, remove such alterations, additions and improvements, repair any damage resulting from such removal and restore the Leased Premises to their condition existing prior to the date of installation of such alterations, additions and improvements, ordinary wear and tear excepted. Prior to making any alterations, additions or improvements to the Leased Premises, Tenant may make a written request that Landlord determine in advance whether or not Tenant must remove such alterations, additions or improvements on or prior to the Term Expiration Date or any earlier termination of this Lease (“Removal Determination Request”). Notwithstanding anything to the contrary set forth above, this clause shall not apply to movable equipment, furniture, trade fixtures or other personal property owned by Tenant. Tenant shall repair at its sole cost and expense all damage caused to the Leased Premises and the Project by removal of Tenant’s movable equipment or furniture and such other alterations, additions and improvements as Tenant shall be required or allowed by Landlord to remove from the Leased Premises.

(e)    All alterations, additions and improvements permitted under this Section 5.7 shall be constructed diligently, in a good and workmanlike manner with new, good and sufficient materials and in compliance with all applicable laws, ordinances, rules and regulations (including, without limitation, building codes and those related to accessibility and use by individuals with disabilities). Tenant shall, promptly upon completion of the work, furnish Landlord with “as built” drawings for any alterations, additions or improvements performed under this Section 5.7.

(f)    Tenant shall have the right to install a wireless intranet, internet, and communications network (also known as “Wi-Fi”) within the Leased Premises for the use of Tenant and its employees (the “Network”) subject to this subsection and all the other clauses of this Lease as are applicable. Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building to use the Network or any other communications service, including, without limitation, any wired or wireless internet service that passes through, is transmitted through, or emanates from the Leased Premises. Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers located in or about the Leased Premises, including, without limitation, any antennas, switches, or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic, or other interference to any other party or any equipment of any other party including, without limitation, Landlord, other tenants, or occupants of the Building or any other party. In the event that Tenant’s Communications Equipment causes or is believed to cause any such interference, upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary, at Tenant’s sole cost and expense, to correct and eliminate the interference. If the interference is not eliminated within 24 hours (or a shorter period if Landlord believes a shorter period to be appropriate) then, upon request from Landlord, Tenant shall shut down the Tenant’s Communications Equipment pending resolution of the interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord.

5.8.    Compliance With Laws and Insurance Standards. Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used in a manner that violates any applicable law, ordinance, rule, regulation, order, permit, covenant, easement or restriction of record, or the reasonable recommendations of Landlord’s engineers or consultants, relating in any manner to the Project, or for any business or purpose which is disreputable, objectionable or productive of fire hazard. Tenant shall not do or permit anything to be done which would result in the cancellation, or in any way increase the cost, of the property insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done which increases the cost of any insurance covering or affecting the Project, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for such additional costs. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed. Tenant shall, at Tenant’s sole cost and expense, comply with all laws, ordinances, rules, regulations and orders (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, condition or occupancy of the Leased Premises now in effect or which may hereafter come into effect including, but not limited to, (a) accessibility and use by individuals with disabilities, and (b) environmental conditions in, on or about the Leased Premises. If anything done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or alteration or improvement to the Project, Tenant shall, at Landlord’s option, either perform the upgrade, alteration or improvement at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such work.

5.9.    No Nuisance; No Overloading. Tenant shall use and occupy the Leased Premises, and control its agents, employees, contractors, invitees and visitors in such manner so as not to create any nuisance, or interfere with, or unreasonably annoy or disturb (whether by noise, odor, vibration or otherwise) any other tenant or occupant of the Project or Landlord in its operation of the Project. Tenant shall not place or permit to be placed any loads upon the floors, walls or ceilings in excess of the maximum designed load specified by Landlord or which might damage the Leased Premises, the Building, or any portion thereof.

5.10.    Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, within ten (10) business days of receipt of Landlord’s written request therefor, with financial statements in form and substance reasonably satisfactory to Landlord reflecting Tenant’s current financial condition; provided that Landlord shall not make such request more than twice in any calendar year during the Term. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all material respects.

5.11.    Entry by Landlord. Landlord, its employees, agents and consultants, shall have the right to enter the Leased Premises at any time, in cases of an emergency, and otherwise during normal business hours after at least 24 hours’ prior notice to Tenant (which notice may be telephonic, via email, or in person) to inspect the same, to clean, to perform such work as may be permitted or required under this Lease, to make repairs to or alterations of the Leased Premises or other portions of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to show the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem reasonably necessary or desirable. Notwithstanding anything to the contrary in this Lease, except in case of an emergency Landlord shall not be entitled to access any areas of the Leased Premises that are scientifically sensitive, as reasonably determined by Tenant, and Tenant may elect to have all access to the Leased Premises by Landlord accompanied by a designee of Tenant. Notwithstanding the foregoing, in the event that Tenant will not be extending the Term, Landlord may show such scientifically sensitive areas to prospective tenants during the last six (6) months of the Term, subject to Tenant’s reasonable procedures and subject to the prospective tenant(s) being accompanied by a designee of Tenant. Tenant shall not be entitled to any abatement of Rent or damages by reason of the exercise of any such right of entry or performance of any such work by Landlord.

5.12.    Nondisturbance and Attornment.

(a)    This Lease and the rights of Tenant hereunder shall be subject and subordinate to the lien of any deed of trust, mortgage, ground lease or other hypothecation or security instrument (collectively, “Security Device”) now or hereafter placed upon, affecting or encumbering the Project or any part thereof or interest therein, and to any and all advances made thereunder, interest thereon or costs incurred and any modifications, renewals, supplements, consolidations, replacements and extensions thereof. Without the consent of Tenant, the holder of any such Security Device or the beneficiary thereunder shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder or beneficiary may direct which are not inconsistent with the provisions hereof. Tenant agrees to attorn to and recognize as the Landlord under this Lease the holder or beneficiary under a Security Device or any other party that acquires ownership of the Leased Premises by reason of a foreclosure or sale under any Security Device (or deed in lieu thereof). The new owner following such foreclosure, sale or deed shall not be (i) liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (ii) subject to any offsets or defenses which Tenant might have against any prior landlord; (iii) bound by prepayment of more than one (1) month’s Rent; or (iv) liable to Tenant for any security deposit not actually received by such new owner. Tenant covenants and agrees to execute (and acknowledge if required by Landlord, any lender or ground lessor) and deliver, within ten (10) business days of a written demand or request by Landlord and in the form reasonably requested by Landlord, ground lessor, mortgagee or beneficiary, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.

(b)    After this Lease is fully-executed and delivered by the parties, Landlord agrees to use commercially reasonable, good faith efforts to obtain a nondisturbance agreement for Tenant from the existing lender of the Project, on such lender’s standard form; Tenant shall, at its sole cost, be responsible to pay for any fees and expenses charged by the existing lender in connection with obtaining a nondisturbance agreement.

Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by the holder of a Security Device so long as these changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of Tenant hereunder. If, within ten (10) business days after notice from Landlord, Tenant fails or refuses to execute with Landlord the amendment(s) to this Lease accomplishing the change(s) or amendment(s) which are requested by such holder, Landlord, at its sole option, shall have the right to immediately terminate this Lease.

5.13.    Estoppel Certificate. Within ten (10) business days following Landlord’s request, Tenant shall execute, acknowledge and deliver written estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Landlord, or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require, including, without limitation, the following: (a) that this Lease is unmodified and in full force and effect (or in full force and effect as modified, and stating the modifications); (b) the amount of, and date to which Rent and other charges have been paid in advance; (c) the amount of any Security Deposit; and (d) acknowledging that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating the nature of the alleged default). Any such estoppel certificate may be relied upon by any such mortgagee or purchaser. Failure by Tenant to execute and deliver any such estoppel certificate within the time requested shall, at Landlord’s election, constitute a default hereunder and shall be conclusive upon Tenant that (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) not more than one month’s Rent has been paid in advance; and (3) Landlord is not in default under this Lease.

5.14.    Security Deposit.

(a)    Concurrently with the execution hereof, Tenant shall pay to Landlord the agreed upon Security Deposit as security for the full and faithful performance of Tenant’s obligations under this Lease. If at any time during the Term, Tenant shall be in default in the payment of Rent or in default for any other reason, Landlord may use, apply or retain all or part of the Security Deposit for payment of any amount due Landlord or to cure such default or to reimburse or compensate Landlord for any liability, loss, cost, expense or damage (including attorneys’ fees) which Landlord may suffer or incur by reason of Tenant’s defaults. If Landlord uses or applies all or any part of the Security Deposit, Tenant shall, on demand, pay to Landlord a sum sufficient to restore the Security Deposit to the full amount required by this Lease. Upon expiration of the Term or earlier termination of this Lease and after Tenant has vacated the Leased Premises, Landlord shall return the Security Deposit to Tenant, reduced by such amounts as may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent, to repair damages to the Leased Premises caused by Tenant and to clean the Leased Premises. The portion of the deposit not so required shall be paid over to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease) within thirty (30) days after expiration of the Term or earlier termination hereof. Landlord shall hold the Security Deposit for the foregoing purposes; provided, however, that Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest in respect thereof. No part of the Security Deposit shall be considered to be held in trust, or to be prepayment of any monies to be paid by Tenant under this Lease. Tenant hereby waives (i) the protections of Section 1950.7 of the California Civil Code, as it may hereafter be amended and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Landlord (a) to offset Rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Landlord before or after termination of this Lease.

(b)    Instead of a cash deposit, Tenant shall deliver the Security Deposit to Landlord in the form of a clean and irrevocable letter of credit (the “Letter of Credit”) issued by and drawable upon (said issuer being referred to as the “Issuing Bank”) a financial institution which is reasonably approved by Landlord. Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of the Security Deposit, (c) have a term of not less than one year, (d) permit multiple drawings, (e) be fully transferable by Landlord, and (f) otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify and if the Issuing Bank will not agree to the transfer (or if it imposes unreasonable requirements for the transfer), Tenant shall promptly replace such Letter of Credit. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term unless the Issuing Bank sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 5.14. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in the San Francisco Bay Area. Notwithstanding the foregoing, Landlord hereby approves JPMorgan Chase & Co. as an Issuing Bank.

(c)    Notwithstanding anything in this Section 5.14 to the contrary, if Tenant delivers to Landlord reasonable written evidence that it has cash and cash equivalent assets equal to at least twelve (12) months of operating expenses for the company, on the last day of the sixtieth (60th) full calendar month after the Term Commencement Date, the Security Deposit shall be reduced from $992,437.58 to $595,462.55; provided, however, upon the occurrence of an Event of Default (beyond any applicable notice and cure periods), any unexercised right to reduce the Security Deposit shall automatically terminate and be of no further force or effect and the initial required Security Deposit shall remain for the remainder of the Lease Term. Subject to the foregoing, Tenant shall have the right to reduce the Letter of Credit amount via the delivery to Landlord of either (i) an amendment to the existing Letter of Credit (in form and content reasonably acceptable to Landlord) reducing the Letter of Credit amount to the amount set forth above, or (ii) an entirely new Letter of Credit (in the form and content required by this Section 5.14) in the Letter of Credit amount then required as set forth above. If applicable, Landlord shall cooperate with Tenant in executing such authorizations as the Issuing Bank may require to accomplish any such reduction.

5.15.    Surrender.

(a)    Subject to the provisions of Section 5.7 hereof, on the Term Expiration Date (or earlier termination of this Lease), Tenant shall quit and surrender possession of the Leased Premises to Landlord in broom clean condition and as good order and condition as they were in on the Delivery Date, reasonable wear and tear, casualty damage, taking by condemnation and damage by casualty not caused by Tenant, its agents, employees, contractors, invitees and licensees excepted. Reasonable wear and tear shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. Tenant shall, without cost to Landlord, remove all furniture, equipment, trade fixtures, debris and articles of personal property owned by Tenant in the Leased Premises (including, without limitation, all items set forth on Exhibit F attached hereto), and shall repair any damage to the Project resulting from such removal. Any such property not removed by Tenant by the Term Expiration Date

(or earlier termination of this Lease) shall be considered abandoned, and Landlord may remove any or all of such items and dispose of same in any lawful manner or store same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant. If Tenant shall fail to pay the cost of storing any such property after storage for thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord may deem proper, without notice to or demand upon Tenant. Landlord shall apply the proceeds of any such sale as follows: first, to the costs of such sale; second, to the costs of storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.

(b)    In addition, on the Term Expiration Date (or earlier termination of this Lease), Tenant shall remove, at its sole cost and expense, all of Tenant’s telecommunications lines and cabling installed by Tenant, including, without limitation, any such lines and cabling installed in the plenum or risers of the Building in compliance with the National Electrical Code (collectively, “Wires”) and repair all damage caused thereby and restore the Leased Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires (“Wire Restoration Work”). Landlord, at its option, may perform such Wire Restoration Work at Tenant’s sole cost and expense. In the event that Tenant fails to perform the Wire Restoration Work or refuses to pay all costs of the Wire Restoration Work (if performed by Landlord) within ten (10) days of Tenant’s receipt of Landlord’s notice requesting Tenant’s reimbursement for or payment of such costs or otherwise fails to comply with the provisions of this Section, Landlord may apply all or any portion of the Security Deposit toward the payment of any costs or expenses relative to the Wire Restoration Work or Tenant’s obligations under this Section. The retention or application of such Security Deposit (if any) by Landlord pursuant to this Section does not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity. The provisions of this Section shall survive the expiration or sooner termination of this Lease.

5.16.    Tenant’s Remedies. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 5.16, a reasonable time shall in no event, be less than thirty (30) days after receipt by Landlord, and by the holders of any ground lease, deed of trust or mortgage covering the Leased Premises whose name and address shall have been furnished Tenant in writing for such purpose, of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within said thirty (30)-day period and thereafter diligently pursued to completion. If Landlord fails to cure such default within the time provided for in this Lease, the holder of any such ground lease, deed of trust or mortgage shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such holder shall have such additional time to cure the default as is reasonably necessary under the circumstances. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the actual interest of Landlord and its present or future partners or members in the Building, and Tenant agrees to look solely to Landlord’s interest in the Building for satisfaction of any liability and shall not look to other assets of Landlord nor seek any recourse against the assets of the individual partners, members, directors, officers, shareholders, agents or employees of Landlord, including without limitation, any property management or asset management company of Landlord (collectively, the “Landlord Parties”). It is the parties’ intention that Landlord and the Landlord Parties shall not in any event or circumstance be personally liable, in any manner whatsoever, for any judgment or deficiency hereunder or with respect to this Lease. Landlord shall not be liable for any loss, injury or damage arising from any act or omission of any other tenant or occupant of the Project, nor shall Landlord be liable under any circumstances for damage or inconvenience to Tenant’s business or for any loss of income or profit therefrom. The liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, deed of trust or mortgage to which Section 5.12 applies or may apply. Tenant shall not have the right to terminate this Lease or withhold, reduce or offset any amount against any payments of Rent due and payable under this Lease by reason of a breach of this Lease by Landlord.

5.17.    Rules and Regulations. Tenant shall comply with the rules and regulations for the Project attached as Exhibit D and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to Tenant.

Article 6.

Environmental Matters

6.1.    Hazardous Materials Prohibited.

(a)    Tenant shall not cause or permit any Hazardous Material (as defined in Section 6.1(c) below) to be brought, kept, used, generated, released or disposed in, on, under or about the Leased Premises or the Project by Tenant, its agents, employees, contractors, licensees or invitees (collectively, “Tenant’s Representatives”); provided, however, that Tenant may use, store and dispose of, in accordance with applicable Laws, limited quantities of standard office and janitorial supplies, but only to the extent reasonably necessary for Tenant’s operations in the Leased Premises, and, if reasonably necessary for Tenant’s operations in the Leased Premises, Tenant may use certain Hazardous Materials with Landlord’s prior written consent and with reasonable safety procedures required by Landlord. Tenant hereby indemnifies Landlord from and against (i) any breach by Tenant of the obligations stated in the preceding sentence, (ii) any breach of the obligations stated in Section 6.1(b) below, or (iii) any claims or liability resulting from Tenant’s use of Hazardous Materials. Tenant hereby agrees to defend and hold Landlord harmless from and against any and all claims, liability, losses, damages, costs and/or expenses (including, without limitation, diminution in value of the Project, or any portion thereof, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact on marketing of space in the Project, and sums paid in settlement of claims, fines, penalties, attorneys’ fees, consultants’ fees and experts’ fees) which arise during or after the Term as a result of any breach of the obligations stated in Sections 6.1(a) or 6.1(b) or otherwise resulting from Tenant’s use of Hazardous Materials. This indemnification of Landlord by Tenant includes, without limitation, death of or injury to person, damage to any property or the environment and costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of any Hazardous Material present in, on, under or about the Leased Premises or the Project (including soil and ground water contamination) which results from such a breach. Without limiting the foregoing, if the presence of any Hazardous Material in, on, under or about the Leased Premises or the Project caused or permitted by Tenant or Tenant’s Representatives results in any contamination of the Leased

Premises or the Project, Tenant shall promptly take all actions at its sole expense as are necessary to return the same to the condition existing prior to the introduction of such Hazardous Material; provided that Landlord’s approval of such actions, and the contractors to be used by Tenant in connection therewith, shall first be obtained. This indemnification of Landlord by Tenant shall survive the expiration or sooner termination of this Lease.

(b)    Tenant covenants and agrees that Tenant shall at all times be responsible and liable for, and be in compliance with, all federal, state, local and regional laws, ordinances, rules, codes and regulations, as amended from time to time (“Governmental Requirements”), relating to health and safety and environmental matters, arising, directly or indirectly, out of the use of Hazardous Materials (as defined in Section 6.1(c) below) by Tenant in the Project. Health and safety and environmental matters for which Tenant is responsible under this paragraph include, without limitation (i) notification and reporting to governmental agencies, (ii) the provision of warnings of potential exposure to Hazardous Materials to Landlord and Tenant’s agents, employees, licensees, contractors and others, (iii) the payment of taxes and fees, (iv) the proper off-site transportation and disposal of Hazardous Materials, and (v) all requirements, including training, relating to the use of equipment. Immediately upon discovery of a release of Hazardous Materials, Tenant shall give written notice to Landlord, whether or not such release is subject to reporting under Governmental Requirements. The notice shall include information on the nature and conditions of the release and Tenant’s planned response. Tenant shall be liable for the cost of any clean-up of the release of any Hazardous Materials by Tenant or Tenant’s Representatives on the Project.

(c)    As used in this Lease, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any substance, material or waste which is (i) defined as a “hazardous waste” or similar term under the laws of the jurisdiction where the Project is located; (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317); (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource, Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601); (v) hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof; or (vi) asbestos in any form or condition.

(d)    As used in this Article 6, the term “Laws” means any applicable federal, state or local laws, ordinances, rules or regulations relating to any Hazardous Material affecting the Project, including, without limitation, the specific laws, ordinances and regulations referred to in Section 6.1(c) above. References to specific Laws shall also be references to any amendments thereto and to any applicable successor Laws.

6.2.    Limitations on Assignment and Subletting. In addition to the provisions of Section 5.6 above, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting of the Leased Premises if (i) the proposed transferee’s anticipated use of the Leased Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material (excluding standard office and janitorial supplies; in limited quantities as hereinabove provided); (ii) the proposed transferee has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to an enforcement order issued by any governmental authority in connection with the generation, storage, use, treatment or disposal of a Hazardous Material.

6.3.    Right of Entry. In addition to the provisions of Section 5.11 above, Landlord, its employees, agents and consultants, shall have the right to enter the Leased Premises at any time, in case of an emergency, and otherwise upon 24 hours prior notice to Tenant during reasonable hours, in order to conduct periodic environmental inspections and tests to determine whether any Hazardous Materials are present. The costs and expenses of such inspections shall be paid by Landlord unless a default or breach of this Lease, violation of Laws or contamination caused or permitted by Tenant is found to exist or Landlord has reason to believe such a default exists. In such event, Tenant shall reimburse Landlord upon demand, as Additional Rent, for the costs and expenses of such inspections. Notwithstanding anything to the contrary in this Lease, Landlord’s access to scientifically sensitive areas are subject to the terms and provisions set forth in Section 5.11 above.

6.4.    Notice to Landlord. Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted or threatened regarding the Leased Premises or the Project pursuant to any Laws; (ii) any claim made or threatened by any person against Tenant or the Leased Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (iii) any reports made to or received from any governmental agency arising out of or in connection with any Hazardous Material in or removed from the Leased Premises or the Project, including any complaints, notices, warnings or asserted violations in connection therewith. Tenant shall also supply to Landlord as promptly as possible, and in any event within three (3) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings, asserted violations or other communications relating in any way to the Leased Premises or Tenant’s use thereof.

6.5.    Disclosure as to Hazardous Materials. Landlord hereby discloses to Tenant that previous occupants or others possessed and used or may have possessed and used materials and other substances in or about the Leased Premises or portions thereof and which may contain or may have contained Hazardous Materials. In addition: (i) portions of the Project (including, without limitation, the equipment rooms and emergency generator areas, if any) contain Hazardous Materials of the kind ordinarily employed in such areas; and (ii) automobiles and other vehicles operated or parked in the parking and loading dock areas emit substances which may contain Hazardous Materials. Tenant acknowledges that Tenant has received the asbestos notification letter attached to this Lease as Exhibit E hereto, disclosing the existence of asbestos in the Building. As part of Tenant’s obligations under this Lease, Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws.

Article 7.

Insurance, Indemnity, Condemnation, Damage and Default

7.1.    Landlord’s Insurance. Landlord shall secure and maintain policies of insurance for the Project covering loss of or damage to the Project, including the Tenant Improvements, if any, but excluding all subsequent alterations, additions and improvements to the Leased Premises, with loss payable to Landlord and to the holders of any deeds of trust, mortgages or ground leases on the Project. Landlord shall not be obligated to obtain insurance for Tenant’s trade fixtures, equipment, furnishings, machinery or other property. Such policies shall provide protection against fire and extended coverage perils and such additional perils as Landlord deems suitable, and with such deductible(s) as Landlord shall deem reasonably appropriate. Landlord shall further secure and maintain commercial general liability insurance with respect to the Project in such amount as Landlord shall determine, such insurance to be in addition to, and not in lieu of, the liability insurance required to be maintained by Tenant. Landlord may elect to self-insure for the coverages required under this Section 7.1. If the annual cost to Landlord for any such insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increases in cost, which amounts shall be deemed Additional Rent hereunder. Tenant shall not be named as an additional insured on any policy of insurance maintained by Landlord.

7.2.    Tenant’s Liability Insurance. Tenant (with respect to both the Leased Premises and the Project) shall secure and maintain, at its own expense, at all times during the Term (including any early access period), a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, protecting Tenant and naming Landlord, the holders of any deeds of trust, mortgages or ground leases on the Project, and Landlord’s representatives (which term, whenever used in this Article 7, shall be deemed to include Landlord’s partners, trustees, ancillary trustees, officers, directors, shareholders, beneficiaries, agents, employees and independent contractors) as additional insureds against claims for bodily injury, personal injury, advertising injury and property damage (including attorneys’ fees) based upon, involving or arising out of Tenant’s operations, assumed liabilities or Tenant’s use, occupancy or maintenance of the Leased Premises and the Common Areas of the Project. Such insurance shall provide for a minimum amount of Two Million Dollars ($2,000,000.00) for property damage or injury, bodily injury, or death of one or more than one person in any one accident or occurrence, with an annual aggregate limit of at least Five Million Dollars ($5,000,000.00). The coverage required to be carried shall include fire legal liability, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), broad form property damage liability, products liability and completed operations coverage (as well as owned, non-owned and hired automobile liability if an exposure exists) and the policy shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a separation of insureds provision or cross-liability endorsement acceptable to Landlord. Tenant shall provide Landlord with a certificate evidencing such insurance coverage. The certificate shall indicate that the insurance provided specifically recognizes the liability assumed by Tenant under this Lease and that Tenant’s insurance is primary to and not contributory (and Tenant shall provide Landlord with evidence of a primary and non-contributory endorsement) with any other insurance maintained by Landlord, whose insurance shall be considered excess insurance only. Not more frequently than every two (2) years, if, in the opinion of any mortgagee of Landlord or of the insurance broker retained by Landlord, the amount of liability insurance coverage at that time is not adequate, then Tenant shall increase its liability insurance coverage as required by either any mortgagee of Landlord or Landlord’s insurance broker. Whenever, in Landlord’s reasonable judgment, good business practice or change in conditions indicate a need for additional or different types of insurance, Tenant shall, within fifteen (15) days of receipt of Landlord’s request therefor, obtain the insurance at its own expense.

7.3.    Tenant’s Additional Insurance Requirements.

(a)    Tenant shall secure and maintain, at Tenant’s expense, at all times during the Term (including any early access period), a commercial property policy, covering risks of direct physical loss (known as Special Form coverage) including a replacement cost provision, on all of Tenant’s fixtures, furnishings, equipment, machinery, merchandise and personal property in the Leased Premises and on any alterations, additions or improvements made by or for Tenant upon the Leased Premises, all for the full replacement cost thereof without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance. Such insurance shall insure against those risks customarily covered in an “all risk” policy of insurance covering physical loss or damage. Tenant shall use the proceeds from such insurance for the replacement of fixtures, furnishings, equipment and personal property and for the restoration of any alterations, additions or improvements to the Leased Premises. In addition, Tenant shall secure and maintain, at all times during the Term, loss of income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings and incurred costs for a minimum period of twelve (12) months attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or to the Building as a result of such perils; such insurance shall be maintained with Tenant’s property insurance carrier. Further, Tenant shall secure and maintain at all times during the Term workers’ compensation insurance in such amounts as are required by law, employer’s liability insurance in the amount of One Million Dollars ($1,000,000.00) per occurrence, and all such other insurance as may be required by applicable law or as may be reasonably required by Landlord. In the event Tenant makes any alterations, additions or improvements to the Leased Premises, prior to commencing any work in the Leased Premises, Tenant shall secure “builder’s all risk” insurance which shall be maintained throughout the course of construction, such policy being an all risk builder’s risk completed value form, in an amount approved by Landlord, but not less than the total contract price for the construction of such alterations, additions or improvements and covering the construction of such alterations, additions or improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such alterations, additions or improvements shall be insured by Tenant pursuant to this Section 7.3 immediately upon completion thereof. Tenant shall provide Landlord with certificates of all such insurance. The property insurance certificate shall confirm that the waiver of subrogation required to be obtained pursuant to Section 7.5 is permitted by the insurer. Tenant shall, at least thirty (30) days prior to the expiration of any policy of insurance required to be maintained by Tenant under this Lease, furnish Landlord with an “insurance binder” or other satisfactory evidence of renewal thereof.

(b)    All policies required to be carried by Tenant under this Lease shall be issued by and binding upon a reputable insurance company of good financial standing licensed to do business in the State of California with a rating of at least A-IX or such other rating as may be required by a lender having a lien on the Project, as set forth in the most current issue of “Best’s Insurance Reports.” Tenant shall not do or permit anything to be done that would invalidate the insurance policies referred to in this Article 7. All policies required to be carried by Tenant under this Article 7 shall contain a waiver of subrogation endorsement and shall contain an endorsement or endorsements providing that (i) Landlord and its affiliated entities, the property manager for the Building, the asset manager for the Building, and any lender with a deed of trust encumbering the Project or any part thereof, of whom Landlord has notified Tenant, are included as additional insureds, (ii) the insurer agrees not to cancel or alter the policy without at least thirty (30) days’ prior written notice to Landlord and all named and additional insureds, and (iii) all such insurance maintained by Tenant is primary, with any other insurance available to Landlord or any other named or additional insured being excess and non-contributing.

(c)    Tenant shall provide evidence of each of the policies of insurance which Tenant is required to obtain and maintain pursuant to this Lease on or before the Delivery Date (or any early access period, if applicable) and at least thirty (30) days prior to the expiration of any policy, which evidence shall be binding upon the insurance carrier, shall be accompanied by a copy of the ISO Additional Insured Endorsement CG 2037 or CG 2026 (or their equivalent), as applicable, and, as to property insurance, shall be in the form of an “ACORD 28 (10/2003)” evidence of insurance or other form reasonably acceptable to Landlord. In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant under this Lease, prior to commencement of the Term, and thereafter during the Term, within ten (10) days following Landlord’s written request therefor, and thirty (30) days prior to the expiration date of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof (plus a fifteen percent (15%) administrative fee) to be chargeable to Tenant and payable upon written invoice therefor, which amounts shall be deemed Additional Rent hereunder.

(d)    The minimum limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant nor relieve Tenant of any obligation hereunder.

7.4.    Indemnity and Exoneration.

(a)    To the extent not prohibited by law, Landlord and Landlord’s representatives, partners, members, agents, employees, directors, officers, successors and assigns (“Landlord’s Representatives”) shall not be liable for any loss, injury or damage to person or property of Tenant, Tenant’s agents, employees, contractors, invitees or any other person, whether caused by theft, fire, act of God, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or which may arise through repair, alteration or maintenance of any part of the Project or failure to make any such repair or from any other cause whatsoever, except (i) as expressly otherwise provided in Sections 7.6 and 7.7, or (ii) to the extent arising from the gross negligence or willful misconduct of Landlord or the Landlord Representatives. Landlord shall not be liable for any loss, injury or damage arising from any act or omission of any other tenant or occupant of the Project, nor shall Landlord be liable under any circumstances for damage or inconvenience to Tenant’s business or for any loss of income or profit therefrom.

(b)    Tenant shall indemnify, protect, defend and hold the Project, Landlord and Landlord’s Representatives, harmless of and from any and all claims, liability, costs, penalties, fines, damages, injury, judgments, forfeiture, losses (including without limitation diminution in the value of the Leased Premises) or expenses (including without limitation attorneys’ fees, consultant fees, testing and investigation fees, expert fees and court costs) arising out of or in any way related to or resulting directly or indirectly from (i) the use or occupancy of the Leased Premises, (ii) the activities of Tenant or Tenant’s Representatives in or about the Leased Premises or the Project, (iii) any failure to comply with any applicable law, and (iv) any default or breach by Tenant in the performance of any obligation of Tenant under this Lease; provided, however, that the foregoing indemnity shall not be applicable to claims arising by reason of the active gross negligence or willful misconduct of Landlord.

(c)    Tenant shall indemnify, protect, defend and hold the Project, Landlord and its representatives, harmless of and from any and all claims, liability, costs, penalties, fines, damages, injury, judgments, forfeiture, losses (including without limitation diminution in the value of the Leased Premises) or expenses (including without limitation attorneys’ fees, consultant fees, testing and investigation fees, expert fees and court costs) arising out of or in any way related to or resulting directly or indirectly from work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with obligations incurred by or performance of any work done for the account of Tenant in the Leased Premises or the Project.

(d)    Landlord shall indemnify, protect, defend and hold Tenant, its partners, members, agents, employees, directors, officers, successors and assigns harmless of and from any and all claims, liability, costs, penalties, fines, damages, injury, judgments, forfeiture, losses or expenses (including without limitation attorneys’ fees, consultant fees, testing and investigation fees, expert fees and court costs) to the extent arising out of or in any way related to or resulting directly or indirectly from the active gross negligence or willful misconduct of Landlord.

(e)    The provisions of this Section 7.4 shall survive the expiration or sooner termination of this Lease. TENANT AND LANDLORD EACH ACKNOWLEDGE THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THE PROVISIONS SET FORTH IN THIS SECTION 7.4 AND FURTHER ACKNOWLEDGE THAT SUCH PROVISIONS WERE SPECIFICALLY NEGOTIATED.

7.5.    Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waives all rights of recovery, claim, action or cause of action against the other, its agents (including partners, both general and limited), trustees, officers, directors, and employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of any cause required to be insured against under this Lease to the extent of the coverage required, regardless of cause or origin, including negligence of the other party hereto, provided that such party’s insurance is not invalidated thereby; and each party covenants that, to the fullest extent permitted by law, no insurer shall hold any right of subrogation against such other party. Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant which applies to the Leased Premises, any part of the Project or Tenant’s use and occupancy of any part thereof.

7.6.    Condemnation.

(a)    If the Leased Premises are taken under the power of eminent domain or sold under the threat of the exercise of such power (all of which are referred to herein as “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs (the “date of taking”). If the Leased Premises or any portion of the Project is taken by condemnation to such an extent as to render the Leased Premises untenantable as reasonably determined by Landlord, this Lease shall, at the option of either party to be exercised in writing within thirty (30) days after receipt of written notice of such taking, forthwith cease and terminate as of the date of taking. All proceeds from any condemnation of the Leased Premises shall belong and be paid to Landlord, subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust which constitutes an encumbrance thereon; provided that Tenant shall be entitled to any compensation separately awarded to Tenant for Tenant’s relocation expenses or, loss of Tenant’s trade fixtures. If this Lease continues in effect after the date of taking pursuant to the provisions of this Section 7.6(a), Landlord shall proceed with reasonable diligence to repair, at its expense, the remaining parts of the Project and the Leased Premises to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute a complete and tenantable Project and Leased Premises. Following a taking, Net Rent shall thereafter be equitably adjusted according to the remaining rentable square footage of the Leased Premises and the Building. Except as hereinafter provided, in the event of any taking, Landlord shall have the right to all compensation, damages, income, rent or awards made with respect thereto (collectively an “award”), including any award for the value of the leasehold estate created by this Lease. No award to Landlord shall be apportioned and, subject to Tenant’s rights hereinafter specified, Tenant hereby assigns to Landlord any right of Tenant in any award made for any taking. So long as such claim will not reduce any award otherwise payable to Landlord under this Section 7.6, Tenant may seek to recover, at its cost and expense, as a separate claim, any damages or awards payable on a taking of the Leased Premises to compensate for the unamortized cost paid by Tenant for the alterations, additions or improvements, if any, made by Tenant during the initial improvement of the Leased Premises and for any alterations, or for Tenant’s personal property taken, or for interference with or interruption of Tenant’s business (including goodwill), or for Tenant’s removal and relocation expenses.

(b)    In the event of a temporary taking of all or a portion of the Leased Premises, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease.

7.7.    Damage or Destruction. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. The following provisions shall then apply:

(a)    If the damage is limited solely to the Leased Premises and the Leased Premises can, in Landlord’s reasonable opinion, be made tenantable with all damage repaired (excluding Tenant’s personal property, trade fixtures, equipment and any Tenant Improvements or alterations installed by or on behalf of Tenant) within six (6) months from the date of damage, then Landlord shall be obligated to rebuild the same to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable and such changes as may be required by applicable law) and shall proceed with reasonable diligence to do so and this Lease shall remain in full force and effect.

(b)    If portions of the Project outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and the Leased Premises and the Project can, in Landlord’s opinion, both be made tenantable with all damage repaired (excluding Tenant’s personal property, trade fixtures, equipment and any Tenant Improvements or alterations installed by or on behalf of Tenant) within six (6) months from the date of damage or destruction, and provided that Landlord determines that it is economically feasible, then Landlord shall be obligated to rebuild the same to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable and such changes as may be required by applicable law) and shall proceed with reasonable diligence to do so and this Lease shall remain in full force and effect.

(c)    Notwithstanding anything to the contrary contained in Sections 7.7(a) or 7.7(b) above, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises if (i) the cost to repair and restore the Building is twenty-five percent (25%) or more of the replacement cost of the entire Building prior to such damage or destruction, or (ii) when any damage thereto or to the Building occurs during the last eighteen (18) months of the Term. Under such circumstances, Landlord shall notify Tenant of its decision not to rebuild within ninety (90) days of such damage, whereupon the Lease shall terminate as of the date of such notice.

(d)    If neither Section 7.7(a) nor 7.7(b) above applies, Landlord shall so notify Tenant within ninety (90) days after the date of the damage or destruction and either Landlord or Tenant may terminate this Lease within thirty (30) days after the date of such notice, such termination notice to be immediately effective; provided, however, that if Tenant does not terminate this Lease and Landlord elects to reconstruct the Project and the Leased Premises, such election to be made at Landlord’s sole option, in which event (i) Landlord shall notify Tenant of such election within said ninety (90) day period, and (ii) Landlord shall proceed with reasonable diligence to rebuild the Project and the Leased Premises to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable and such changes as may be required by applicable law) but excluding Tenant’s personal property, trade fixtures, equipment and any Tenant Improvements or alterations installed by or on behalf of Tenant.

(e)    During any period when Tenant’s use of the Leased Premises is significantly impaired by damage or destruction, Base Rent shall abate in proportion to the degree to which Tenant’s use of the Leased Premises is impaired and Tenant does not actually use the Leased Premises until such time as the Leased Premises are made tenantable as reasonably determined by Landlord; provided that no such rental abatement shall be permitted if the casualty is the result of the negligence or willful misconduct of Tenant or Tenant’s Representatives.

(f)    The proceeds from any insurance paid by reason of damage to or destruction of the Project or any part thereof insured by Landlord shall belong to and be paid to Landlord, subject to the rights of any mortgagee of Landlord’s interest in the Project or the beneficiary of any deed of trust which constitutes an encumbrance thereon. Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of (i) its fixtures, furnishings, equipment, machinery, merchandise and personal property in the Leased Premises, and (ii) its alteration, additions and improvements.

(g)    Landlord’s repair and restoration obligations under this Section 7.7 shall not impair or otherwise affect the rights and obligations of the parties set forth elsewhere in this Lease. Subject to Section 7.7(e), Landlord shall not be liable for any inconvenience or annoyance to Tenant, its employees, agents, contractors or invitees, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Leased Premises or the Project with respect to the termination of this Lease and hereby waive the provisions of any present or future statute or law to the extent inconsistent therewith.

(h)    Tenant shall promptly replace or repair, at Tenant’s cost and expense, Tenant’s movable furniture, equipment, trade fixtures and other personal property in the Leased Premises which Tenant shall be responsible for insuring during the Term of this Lease.

(i)    Tenant shall pay to Landlord, as Additional Rent, the deductible amounts under the insurance policies obtained by Landlord and Tenant under this Lease if the proceeds are used to repair the Leased Premises. However, if other portions of the Building are also damaged by said casualty and insurance proceeds are payable therefor, then Tenant shall only pay its Proportionate Share of the deductible as reasonably determined by Landlord.

(j)    The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Leased Premises, or any other portion of the Building or the Project, are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2), 1933(4), 1941 and 1942 and any similar or successor laws and any other laws providing for the termination of a lease upon destruction of the leased property.

7.8.    Default by Tenant.

(a)    Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant (an “Event of Default”):

(1)    Abandonment. Vacating the Leased Premises without the intention to reoccupy same, or abandonment of the Leased Premises for a continuous period in excess of ten (10) days other than as a result of casualty, remediation, restoration or alterations;

(2)    Nonpayment of Rent. Failure to pay any installment of Rent due and payable hereunder on the date when payment is due where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant; furthermore, if Tenant shall be served with a demand for the payment of past due Rent more than two (2) times during the Term, any payment(s) tendered thereafter to cure any default by Tenant shall be made only by cashier’s check, wire-transfer or direct deposit of immediately available funds;

(3)    Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsections 7.8(a)(1), 7.8(a)(2) or 7.8(a)(12), such failure continuing for a period of thirty (30) days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default (not to exceed sixty (60) days), provided that Tenant commences the remedy within such thirty (30)-day period and continuously and diligently pursues such remedy at all times until such default is cured);

(4)    General Assignment. Any general arrangement or assignment by Tenant for the benefit of creditors;

(5)    Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition against Tenant, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, within such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(6)    Receivership. The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets or the Leased Premises, where possession is not restored to Tenant within ten (10) business days;

(7)    Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) business days after the levy thereof;

(8)    Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due; the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding; or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(9)    Guarantor. If the performance of Tenant’s obligations under this Lease is guaranteed: (i) the death of a guarantor; (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty; (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing; (iv) a guarantor’s refusal to honor the guaranty; or (v) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis, and Tenant’s failure, within sixty (60) days following written notice by or on behalf of Landlord to Tenant of any such event, to provide Landlord with written alternative assurance or security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the guarantor(s) that existed at the time of execution of this Lease;

(10)    Partner. If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or any person or entity constituting Tenant is involved in any of the events or acts described in subsections 7.8(a)(4) through (8);

(11)    Misrepresentation. The discovery by Landlord that any representation, warranty or financial statement given to Landlord by Tenant or any guarantor of Tenant’s obligations under this Lease was materially false or misleading; or

(12)    Estoppel/SNDA. Failure to deliver the documents required to be delivered by Tenant under Sections 5.12 and/or 5.13 within the applicable time period set forth in such sections.

(b)    Remedies Upon Default:

(1)    Termination. If an event of default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of any applicable grace period specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or in equity by reason of Tenant’s default or of such termination. In addition to the foregoing, if at any time, Tenant is in default of any term, condition or provision of this Lease, to the fullest extent permitted by law, any express or implicit waiver by Landlord of Tenant’s requirement to pay Base Rent shall be null and void and Tenant shall immediately pay to Landlord all Base Rent so expressly or implicitly waived by Landlord.

(2)    Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection 7.8(b)(1) hereof in writing, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any amended or successor code section. Acts of maintenance or preservation, efforts to relet the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession. If Landlord elects to relet the Leased Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any alterations or repairs to the Leased Premises; fourth, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Leased Premises, which are not covered by the rent received from the reletting.

(c)    Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of subsection 7.8(b)(l) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) shall be computed with interest at the lesser of eighteen percent (18%) per annum or the maximum rate then allowed by law. The “worth at the time of award” of the amount referred to in clause (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

(d)    Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become payable under this Lease pursuant to the provisions of Section 7.8(c), unpaid Rent shall consist of the sum of:

(1)    the total Base Rent for the balance of the Term, plus

(2)    a computation of Tenant’s Proportionate Share of Basic Operating Costs for the balance of the Term, the assumed amount for the Computation Year of the default and each future Computation Year in the Term to be equal to Tenant’s Proportionate Share of Basic Operating Costs for the Computation Year immediately prior to the year in which default occurs, compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items (1982-84=100)) for the Metropolitan Area or Region in which the Project is located. If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

(e)    Late Charge. If any payment required to be made by Tenant under this Lease is not received by Landlord on or before the date the same is due, Tenant shall pay to Landlord an amount equal to ten percent (10%) of the delinquent amount. The parties agree that Landlord would incur costs not contemplated by this Lease by virtue of such delinquencies, including without limitation administrative, collection, processing and accounting expenses, the amount of which would be extremely difficult to compute, and the amount stated herein represents a reasonable estimate thereof. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s breach or default with respect to such delinquency, or prevent Landlord from exercising any of Landlord’s other rights and remedies. Notwithstanding the foregoing, Landlord will not assess a late charge for the first late payment during each Lease Year; provided that such payment is made within five (5) business days after Tenant receives written notice of such late payment from Landlord. After Landlord has given written notice of the first late payment in any Lease Year, no other notices will be required during the remainder of such Lease Year for a late charge to be assessed to Tenant.

(f)    Interest on Past-Due Obligations. Except as expressly otherwise provided in this Lease, any Rent due Landlord hereunder, other than late charges, which is not received by Landlord on the date on which it was due, shall bear interest from the day after it was due at the lesser of fifteen percent (15%) per annum or the maximum rate then allowed by law, in addition to the late charge provided for in Section 7.8(e).

(g)    Landlord’s Right to Perform. Notwithstanding anything to the contrary set forth elsewhere in this Lease, in the event Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease, then Landlord may (but shall not be obligated to) perform such duty or obligation on Tenant’s behalf without waiving any of Landlord’s rights in connection therewith or releasing Tenant from any of its obligations or such default, including, without limitation, the obtaining of insurance policies or governmental licenses, permits or approvals. Tenant shall reimburse Landlord upon demand for the costs and expenses of any such performance (including penalties, interest and attorneys’ fees incurred in connection therewith). Such costs and expenses incurred by Landlord shall be deemed Additional Rent hereunder.

(h)    Remedies Cumulative. All rights, privileges and elections or remedies of Landlord are cumulative and not alternative with all other rights and remedies at law or in equity to the fullest extent permitted by law.

(i)    Waiver. Tenant waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179 and California Civil Code Section 3275, or under any other present or future law in the event Tenant is evicted and Landlord takes possession of the Leased Premises by reason of a default.

Article 8.

Option to Renew

8.1.    Option to Renew.

(a)    Landlord hereby grants to Tenant one (1) option (the “Option”) to extend the term of this Lease for an additional period of five (5) years (the “Option Term”), all on the following terms and conditions:

(1)    The Option must be exercised, if at all, by written notice irrevocably exercising the Option (“Option Notice”) delivered by Tenant to Landlord not later than nine (9) months and not earlier than twelve (12) months prior to the Term Expiration Date. Further, at Landlord’s option, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the Term Expiration Date, (i) Tenant is in default under this Lease, (ii) Tenant has assigned this Lease or sublet more than fifty percent (50%) of the Leased Premises (other than to an affiliate or subsidiary of Tenant), (iii) Tenant, or Tenant’s affiliate or subsidiary, is in possession of less than fifty percent (50%) of the square footage of the Leased Premises, or (iv) Tenant has been in default beyond all applicable notice and cure periods at any time during the Term. Provided Tenant has properly and timely exercised the Option, the term of this Lease shall be extended for the period of the Option Term, and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that (i) the Tenant Improvements set forth in Exhibit B shall not apply to the Option Term (Tenant shall accept the Leased Premises in its AS IS condition existing prior to Option Term), and (ii) the Base Rent shall be modified as set forth in subsection 8.1(a)(2) below.

(2)    The Base Rent payable for the initial year of the Option Term shall be the then-current rental rate per rentable square foot (as further defined below, “FMRR”) being agreed to (with annual market increases) in renewal leases by the Landlord and other landlords of buildings in the Pleasanton, California area which are comparable in quality, location and prestige to the Building (“Comparable Buildings”) and tenants leasing space in the Building or Comparable Buildings. As used herein, “FMRR” shall mean the rental rate per rentable square foot for which Landlord and/or other landlords are entering into new and/or renewal leases with new and/or renewal tenants leasing from Landlord and other landlords office space in the Building and/or Comparable Buildings (“Comparative Transactions”), taking into consideration fair market annual increases, whether or not parking is free or paid, and the value of existing tenant improvements in the Leased Premises. To the extent such other Comparable Buildings have historically received lower or higher rents from the rents in the Building, then for the purpose of arriving at the FMRR, such rates when used to establish the FMRR in the Building shall be increased or decreased as appropriate to reflect such historical differences. Landlord shall provide its determination of the FMRR to Tenant within twenty (20) days after Landlord receives the Option Notice. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the FMRR within which to accept such FMRR or to reasonably object thereto in writing. In the event Tenant objects to the FMRR submitted by Landlord, Landlord and Tenant shall attempt to agree upon such FMRR. If Landlord and Tenant fail to reach agreement on such FMRR within ten (10) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to FMRR and such determination shall be submitted to arbitration in accordance with subparagraph 8.1(b) below.

(b)    Landlord and Tenant shall meet with each other within three (3) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the FMRR within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint one arbitrator who shall be by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to FMRR prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted FMRR for the Leased Premises is the closer to the actual rental rate per rentable square foot for new leases for Comparative Transactions. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within two (2) business days after the appointment of the arbitrator any data and additional information that such party deems relevant to the determination by the arbitrator (“Data”) and the other party may submit a reply in writing within two (2) business days after receipt of such Data.

(1)    The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR, and shall notify Landlord and Tenant of such determination.

(2)    The decision of the arbitrator shall be binding upon Landlord and Tenant.

(3)    If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by the American Arbitration Association.

(4)    The cost of arbitration shall be paid by the losing party.

(5)    The arbitration proceeding and all evidence given or discovered pursuant thereto shall be maintained in confidence by all parties.

Article 9.

Miscellaneous Matters

9.1.    Parking.

(a)    Provided Tenant is not in default of any term or provision of this Lease, Landlord agrees to provide Tenant for use by the employees, agents, customers and invitees of Tenant the number of parking spaces designated on the Basic Lease Information sheet on an unreserved and unassigned basis on those portions of the Project designated by Landlord for parking; provided that, as part of the number of parking spaces designated on the Basic Lease Information sheet, Tenant shall have five (5) reserved parking spaces near the main entrance to the Leased Premises (the location shall be reasonably approved by Landlord in writing) with stenciling on the curb marked “Gritstone Visitor Parking” (such stenciling shall be at Tenant’s sole cost). With respect to the foregoing marked parking, Landlord shall have no obligation to monitor or enforce the validity of the vehicles parking/parked in such marked spaces. Tenant shall not use more parking spaces than said number of parking spaces. The parking spaces will not be separately identified and Landlord shall have no obligation to monitor the use of the parking area. If a parking density problem occurs during the Term, Landlord may address the problem, in its reasonable discretion, which solution may include initiating a parking permit system or a reserved parking system and any costs associated therewith (including, without limitation, costs of patrolling the parking lot for compliance with the parking system) shall constitute a Basic Operating Costs. All parking shall be subject to any and all rules and regulations adopted by Landlord in its discretion from time to time. Only automobiles no larger than full size passenger automobiles or pick-up trucks or standard business use vehicles (which do not require parking spaces larger than full size passenger automobiles) may be parked in the Project parking area. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, agents, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. A failure by Tenant or any of its employees, agents, customers or invitees to comply with the foregoing provisions shall afford Landlord the right, but not the obligation, without notice, in addition to any other rights and remedies available under this Lease, to remove and to tow away the vehicles involved and to charge the cost to Tenant, which cost shall be immediately due and payable upon demand by Landlord. If Tenant relinquishes in writing (or by nonpayment, if a parking fee is charged) any of such parking rights during the Term, Tenant shall no longer have a right to the parking relinquished and may obtain future parking solely on a space-available basis.

(b)    Landlord reserves the right to charge a per-car parking fee during the Term if (i) such parking fees are mandated or otherwise imposed by applicable law or (ii) the charging of such parking fees have become standard practice for similarly situated buildings in the immediate geographical area. Rates to be charged by Landlord or its operator for such parking shall be the then-prevailing market rate for parking in such area as established by Landlord or its operator from time to time. If a parking fee is charged, Tenant’s right to use of the parking lot shall be subject to timely payment of the established parking fees.

9.2.    Brokers. Landlord has been represented in this transaction by Landlord’s Broker. Tenant has been represented in this transaction by Tenant’s Broker. Upon full execution of this Lease by both parties, Landlord shall pay to Landlord’s Broker and Landlord’s Broker shall pay Tenant’s Broker a fee for brokerage services rendered by it in this transaction provided for in separate written agreements between Landlord and Landlord’s Broker and Landlord’s Broker and Tenant’s Broker. Tenant represents and warrants to Landlord that the brokers named in the Basic Lease Information sheet are the only agents, brokers, finders or other similar parties with whom Tenant has had any dealings in connection with the negotiation of this Lease and the consummation of the transaction contemplated hereby. Tenant hereby agrees to indemnify, defend and hold Landlord free and harmless from and against liability for compensation or charges which may be claimed by any agent, broker, finder or other similar party by reason of any dealings with or actions of Tenant in connection with the negotiation of this Lease and the consummation of this transaction, including any costs, expenses and attorneys’ fees incurred with respect thereto.

9.3.    No Waiver. No waiver by either party of the default or breach of any term, covenant or condition of this Lease by the other shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default or breach by the other of the same or of any other term, covenant or condition hereof. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. Regardless of Landlord’s knowledge of a default or breach at the time of accepting Rent, the acceptance of Rent by Landlord shall not be a waiver of any preceding default or breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted. Any payment given Landlord by Tenant may be accepted by Landlord on account of monies or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.

9.4.    Recording. Neither this Lease nor a memorandum thereof shall be recorded without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

9.5.    Holding Over. If Tenant fails to surrender possession of the Leased Premises in the condition required under this Lease or holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay for each month of hold-over tenancy one hundred fifty percent (150%) times the Net Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term for each month or any part thereof of any such hold-over period, together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding over, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, demands, liabilities, losses, costs, expenses (including attorneys’ fees), injury and damages including any lost profits incurred by Landlord as a result of Tenant’s delay in vacating the Leased Premises.

9.6.    Transfers by Landlord. The term “Landlord” as used in this Lease shall mean the owner(s) at the time in question of the fee title to the Leased Premises or, if this is a sublease, of the Tenant’s interest in the master lease. If Landlord transfers, in whole or in part, its rights and obligations under this Lease or in the Project, upon its transferee’s assumption of Landlord’s obligations hereunder and delivery to such transferee of any unused Security Deposit then held by Landlord, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as defined in this Section 9.6.

9.7.    Attorneys’ Fees. In the event either party places the enforcement of this Lease, or any part of it, or the collection of any Rent due, or to become due, hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney, or files suit upon the same, the prevailing party shall recover its reasonable attorneys’ fees, costs and expenses as a cost of suit incurred and not as damages, including those which may be incurred on appeal. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not suit is filed or any suit that may be filed is pursued to decision or judgment. The term “prevailing party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition to the foregoing, in the event Tenant requires Landlord’s consent or signature with respect to an agreement or other matter not provided for in this Lease (e.g., an agreement requested by Tenant’s lender), Tenant shall reimburse Landlord for its reasonable attorneys’ fees or other consultant fees incurred in connection with the review and/or negotiation of such agreement or matter.

9.8.    Termination; Merger. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Leased Premises, shall constitute an acceptance of the surrender of the Leased Premises by Tenant before the scheduled Term Expiration Date. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Leased Premises and accomplish a termination of this Lease. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for default by Tenant, shall automatically terminate any sublease or lesser estate in the Leased Premises; provided, however, Landlord shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within thirty (30) days following any such event to make any written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord’s election to have such event constitute the termination of such interest.

9.9.    Amendments; Interpretation. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment. The captions of this Lease are for convenience only and shall not be used to define or limit any of its provisions.

9.10.    Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

9.11.    Notices. All notices required under this Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier. In addition, Landlord may, in its sole discretion, send such Communications to Tenant electronically, or permit Tenant to send such Communications to Landlord electronically, in the manner described in this Section. Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses on the signature page of this Lease, or to such other addresses as Landlord and Tenant may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

Such Communications may be sent electronically by Landlord to Tenant (i) by transmitting the Communication to the electronic address provided by the Tenant or to such other electronic address as the Tenant may specify from time to time in writing, or (ii) by posting the Communication on a website and sending Tenant a notice to the Tenant’s postal address or electronic address telling Tenant that the Communication has been posted, its location, and providing instructions on how to view it. Communications sent electronically to Tenant will be effective when the Communication, or a notice advising of its posting to a website, is sent to Tenant’s electronic address. Such Communications may be sent electronically to Landlord by Tenant by transmitting the Communication to an electronic address specified by the Landlord for the express purpose of receiving such Communications. Communications sent electronically to Landlord will be effective when the Communication is received at the specified electronic address.

Tenant acknowledges and accepts the foregoing notice provisions:      /s/ A.A.   (Tenant’s initials)

9.12.    Force Majeure. Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Section 9.12 shall excuse or delay Tenant’s obligation to pay Rent or other charges due under this Lease.

9.13.    Guarantor. If there are to be any guarantors of this Lease, the guarantee shall be on a form provided by Landlord, and each such guarantor shall have the same obligations as Tenant under this Lease, including, but not limited to, the obligation to provide the estoppel certificate and information called for by Section 5.13. It shall constitute a default of Tenant under this Lease if any such guarantor fails or refuses, upon reasonable request by Landlord, to give: (a) evidence of the due execution of the guarantee called for by this Lease, including the authority of the guarantor (and of the party signing on guarantor’s behalf) to obligate such guarantor on said guarantee, and including, in the case of a corporate guarantor, a certified copy of a resolution of the board of directors of guarantor authorizing the making of such guarantee, together with a certificate of incumbency showing the signatures of the persons authorized to sign on its behalf; (b) current financial statements of guarantor as may, from time to time, be requested by Landlord; (c) an estoppel certificate; or (d) written confirmation that the guarantee is still in effect.

9.14.    Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, without limitation, Section 5.15), and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment or subletting, may be approved by Landlord hereunder, Tenant’s assigns or subtenants.

9.15.    Further Assurances. Landlord and Tenant each agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

9.16.    Incorporation of Prior Agreements. This Lease, including the exhibits and addenda attached to it, contains all agreements of Landlord and Tenant with respect to any matter referred to herein. No prior agreement or understanding pertaining to such matters shall be effective.

9.17.    Governing Law. This Lease is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of California without regard to its conflicts of law rules.

9.18.    Time of the Essence. Time is of the essence of each and every covenant of this Lease. Each and every covenant, agreement or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease or on any other covenant or agreement set forth herein.

9.19.    No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

9.20.    Authority. If Tenant is a corporation, limited liability company, trust or general or limited partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on Tenant’s behalf and that this Lease is binding upon Tenant in accordance with its terms. If Tenant is a corporation, limited liability company, trust or partnership, Tenant shall, upon request by Landlord, deliver to Landlord evidence satisfactory to Landlord of such authority.

9.21.    Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Leased Premises, Building, Project, or any part thereof and that no representations or warranties respecting the condition of the Leased Premises, the Building or the Project have been made by Landlord to Tenant, except as specifically set forth in this Lease. However, Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Leased Premises, and/or Project, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the common areas and tenant spaces to comply with applicable laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in the Building common areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Leased Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

9.22.    [intentionally deleted].

9.23.    Offer. Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease to Tenant. This Lease is not intended to be binding and shall not be effective until fully executed by both Landlord and Tenant.

9.24.    Security. Landlord shall not be required to provide, operate or maintain alarm or surveillance systems or services for the Leased Premises or the Common Areas. Tenant shall provide such security services and shall install within the Leased Premises such security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with Landlord and the Building rules and regulations. The determination of the extent to which such security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Leased Premises or the Project or any part thereof, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

9.25.    No Easement For Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

9.26.    OFAC Compliance.

(a)    Tenant represents and warrants that (i) Tenant and each person or entity owning an interest in Tenant is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no

Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b)    Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c)    Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Leased Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Leased Premises by any such person or entity shall be a material default of the Lease.

(d)    Simultaneously with the execution of the Lease, Tenant will provide to Landlord the names of the persons holding an ownership interest in Tenant, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001).

9.27.    Mortgagee Protection. Upon any default on the part of Landlord, Tenant will give written notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Leased Premises who has provided Tenant with notice of their interest together with an address for receiving notice, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure. If such default cannot be cured within such time period, then such additional time as may be necessary will be given to such beneficiary or mortgagee to effect such cure so long as such beneficiary or mortgagee has commenced the cure within the original time period and thereafter diligently pursues such cure to completion, in which event this Lease shall not be terminated while such cure is being diligently pursued. Tenant agrees that each lender to whom this Lease has been assigned by Landlord is an express third party beneficiary hereof. Tenant shall not make any prepayment of Rent more than one (1) month in advance without the prior written consent of each such lender. Tenant waives the collection of any deposit from each such lender or purchaser at a foreclosure sale unless said lender or purchaser shall have actually received and not refunded the deposit. Tenant agrees to make all payments under this Lease to the lender with the most senior encumbrance upon receiving a direction, in writing, to pay said amounts to such lender. Tenant shall comply with such written direction to pay without determining whether an event of default exists under such lender’s loan to Landlord. If, in connection with obtaining financing for the Leased Premises or any other portion of the Project, Landlord’s lender shall request reasonable modification(s) to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially and adversely affect Tenant’s rights hereunder, including Tenant’s use, occupancy or quiet enjoyment of the Leased Premises.

9.28.    Confidentiality. Landlord and Tenant each agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys, shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction. Provided, however, that Landlord may disclose the terms hereof to any lender now or hereafter having a lien on Landlord’s interest in the Project or any portion thereof, and either party may disclose the terms hereof to its respective independent accountants who review its respective financial statements or prepare its respective tax returns, to any prospective transferee of all or any portions of their respective interests hereunder, to any lender or prospective lender to such party, to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder. Tenant acknowledges that any breach by Tenant of the agreements set forth in this Section shall cause Landlord irreparable harm. The terms and provisions of this Section shall survive the termination of the Lease (whether by lapse of time or otherwise).

9.29.    Waiver of Jury Trial. To the extent permitted by applicable law, Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant created hereby, Tenant’s use or occupancy of the Leased Premises or any claim or injury or damage.

9.30.    Counterparts; Electronic Signatures. This Lease may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Lease and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this Lease had been delivered had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature. If this Lease has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

9.31.    Accessibility Inspection Disclosure. Landlord and Tenant acknowledge and agree that the Leased Premises have not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“Code”). The parties further agree, pursuant to subdivision (e) of Section 55.53 of the Code the following:

(a)    a CASp can inspect the Leased Premises and determine whether the Leased Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Leased Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Leased Premises for the occupancy or potential occupancy of Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction-related accessibility standards within the Leased Premises.

(b)    pursuant to the paragraph above, the parties expressly agree that, if Tenant elects to obtain a CASp inspection of the Leased Premises, Tenant shall be solely responsible for scheduling the inspection and that such inspection shall not unreasonably interfere with the operations of the Leased Premises [and/or the building] or disturb any other tenant or occupant. Tenant shall be solely responsible for any and all costs to perform the CASp inspection, including any ancillary costs relating thereto. If the results of the inspection determine that modifications or alterations are required to meet all applicable construction-related accessibility standards, Tenant agrees to perform such work, in its sole cost and expense and provided approvals from Landlord are obtained under the Lease, as required. Tenant agrees that all work shall be performed in a first class manner in compliance with all laws and using best efforts to minimize any disruption to the Building and other tenants or occupants, if applicable. Furthermore, Tenant agrees that any report that is generated as a result of an inspection pursuant to this section and all information contained therein, shall remain confidential, except as necessary for Tenant to complete repairs and/or correct violations, as agreed herein.

9.32.    Lease Contingency. Landlord agrees to use commercially reasonable and diligent efforts to terminate the lease of the current tenant of the Leased Premises (the “Termination Contingency”). In the event that Landlord does not satisfy the Termination Contingency on or before March 31, 2017 (the “Contingency Outside Date”), then Tenant or Landlord may, by providing written notice to the other party, terminate this Lease. In the event that this Lease is terminated as set forth in this Section 9.32, Landlord shall promptly return to Tenant the Security Deposit, any prepaid Net Rent and any other amounts paid by Tenant to Landlord and neither Landlord nor Tenant shall have any further liabilities or obligations under this Lease.

9.33.    Exhibits; Addenda. The following Exhibits and addenda are attached to, incorporated in and made a part of this Lease: Exhibit A Floor Plan of the Leased Premises; Exhibit B Initial Improvement of the Leased Premises; Exhibit C Confirmation of Term of Lease; Exhibit D Building Rules and Regulations; Exhibit E Asbestos Notification; and Exhibit F Removable Fixtures.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first written above.

“LANDLORD”: HACIENDA PORTFOLIO VENTURE LLC, a Delaware limited liability company

		By:	HACIENDA VENTURE MEMBER, LLC, a Delaware limited liability company, its Co-Managing Member

		By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Michael S. Benson	By:	/s/ Troy A. Koerselman
	Michael S. Benson	Printed Name: Troy A. Koerselman
	Assistant Managing Director	Title:	Assistant Managing Director
	Asset Management		Asset Management

		By:	EPI HACIENDA LLC, a California limited liability company, its Managing Member

		By:	ELLIS PARTNERS LLC, a California limited liability company, its Manager

		By:	/s/ James F. Ellis
Printed Name: James F. Ellis
		Title:	Managing Member

“TENANT” GRITSTONE ONCOLOGY, INC., a Delaware corporation

By:	/s/ Andrew Allen

Printed Name:	Andrew Allen

Title:	President & CEO

EXHIBIT A

Floor Plan of the Leased Premises

A-1

EXHIBIT B

INITIAL IMPROVEMENT OF THE LEASED PREMISES

1.    Tenant Improvements. Except for the Delivery Condition items set forth in Section 2.2 of the Lease, Tenant accepts the Leased Premises in its AS IS condition existing on the date Tenant executes this Lease, and Tenant, at its sole cost, shall be responsible for all other improvement of the Leased Premises. All new work performed by Tenant or on behalf of Tenant shall be approved by Landlord in writing and shall be in a good and workmanlike manner with new, good and sufficient materials and in compliance with all applicable laws, ordinances, rules and regulations (including, without limitation, building codes and those related to accessibility and use by individuals with disabilities). Tenant shall select a contractor (the “Contractor”) to construct and install the Tenant Improvements (as defined below). The Contractor, the construction budget, and materials must be approved by Landlord, which approval shall not be unreasonably withheld. The Contractor shall construct and install the improvements (the “Tenant Improvements”) in the Leased Premises, substantially in accordance with plans, working drawings and specifications (“Tenant’s Plans”) prepared by Tenant’s architect (the “Architect”) and the Tenant’s Plans shall be approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall deliver Tenant’s Plans to Landlord via hard copy and via an electronic CAD file. Within seven (7) business days after Landlord’s receipt of Tenant’s Plans (and five (5) business days for revisions), Landlord shall either approve such plans (with Landlord’s approval not to be unreasonably withheld) or disapprove the plans. Any disapproval shall include a detailed explanation of the rejected components of the plans. If Landlord disapproves the plans, the Architect shall submit a revised version of the Tenant’s Plans to Landlord for its review within five (5) business days. Tenant shall continue such approval procedure until Landlord’s approval of the Tenant’s Plans is obtained, then such Construction Documents shall become the “Final Construction Documents.” Tenant shall promptly provide Landlord a copy of a full set of working drawings and all construction contracts with respect to the Tenant Improvements.

2.    Construction Documents. The Construction Documents shall comply with all applicable codes, laws, ordinances, rules and regulations, shall not adversely affect the Building shell or core or any systems, components or elements of the Building, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Building, and shall be otherwise satisfactory to Landlord in Landlord’s reasonable discretion. The Construction Documents shall be complete plans, working drawings and specifications for the layout, improvement and finish of the Leased Premises consistent with the design and construction of the Building, including mechanical and electrical drawings and decorating plans, showing as many of the following as possible:

(a)    Location and type of all partitions;

(b)    Location and type of all doors, with hardware and keying schedule;

(c)    Ceiling plans, including light fixtures;

(d)    Location of telephone equipment room, with all special electrical and cooling requirements;

(e)    Location and type of all electrical outlets, switches, telephone outlets, and lights;

(f)    Location of all fire/life safety systems, including, without limitation, location of all sprinklers;

(g)    Location and type of all equipment requiring special electrical requirements;

(h)    Location, weight per square foot and description of any heavy equipment or filing system exceeding fifty (50) pounds per square foot live and dead load;

(i)    Requirements for air conditioning or special ventilation;

(j)    Type and color of floor covering;

(k)    Location, type and color of wall covering;

(l)    Location, type and color of paint or finishes;

(m)    Location and type of plumbing;

(n)    Location and type of kitchen equipment;

(o)    Indicate critical dimensions necessary for construction;

(p)    Details showing all millwork with verified dimensions and dimensions of all equipment to be built in, corridor entrances, bracing or support of special walls or glass partitions, and any other items or information requested by Landlord; and

(q)    Location of all cabling.

3.    Landlord’s Review. Landlord’s review and approval of Tenant’s Plans or the Construction Documents shall not constitute, and Landlord shall not be deemed to have made, any representation or warranty as to the compliance of the Tenant Improvements with any laws or as to the suitability of the Leased Premises or the Tenant Improvements for Tenant’s needs.

4.    Construction. The Tenant Improvements in the Leased Premises shall be completed substantially in accordance with the Final Construction Documents by the Contractor in a good and workmanlike manner. Tenant shall promptly pay when due the entire cost of all of the Tenant Improvements (including the cost of all utilities, permits, fees, taxes, and property and liability insurance in connection therewith) required by the Final Construction Documents.

5.    Landlord’s Contribution; Liens; Fee. As Landlord’s contribution for the costs of Tenant Plans and for the costs of constructing the Tenant Improvements, Landlord shall give Tenant an allowance in the maximum amount of Thirty Dollars ($30.00) per rentable square foot of the Leased Premises, which equals $1,278,600.00 based upon 42,620 rentable square feet (“Landlord’s Contribution”). Landlord shall pay Landlord’s Contribution to Tenant within thirty (30) days of Landlord’s receipt of a written request for payment accompanied by copies of written invoices, completion lien waivers with respect to the Tenant Improvements, all required governmental approvals with respect to the Tenant Improvements, other written evidence reasonably satisfactory to Landlord showing the costs incurred, and the Tenant Improvements Close-Out Items (as defined below). Tenant shall indemnify and protect Landlord against any liability for mechanics, materialmen’s and other liens or claims with respect to the Tenant Improvements and equipment installed in the Leased Premises and shall obtain releases to liens as payments are made relating to such liens. The “Tenant Improvements Close-Out Items” shall consist of (i) a letter from the Contractor stating that there are no outstanding change orders to be signed, invoiced, or paid, and that the final invoice amount covers all monies due on project, (ii) a warranty letter from the Contractor, (iii) a certificate of completion from the architect stating that the Tenant Improvements are is in compliance with the Final Construction Documents and all punch-list items have been completed, (iv) a complete and final budget for all hard and soft costs with respect to the Tenant Improvements (including, without limitation, costs for architects, consultants, and permits), (v) a subcontractor list by trade with contact information, (vi) as-built drawings (in both CAD and PDF), (vi) Building plans, MEP plans, electrical panel schedules, FLS plans (fire alarm & fire sprinkler), process piping (if applicable), and a permit set (hard copy), (vii) an unconditional lien release upon final payment to the Contractor and subcontractors and primary suppliers, and (viii) a temporary and final certificate of occupancy and a signed-off final building permit. There shall be paid to Landlord from Landlord’s Contribution a construction management fee equal to one percent (1%) of the soft and hard costs of the Tenant Improvements. Any Landlord’s Contribution remaining on the first day of the second Lease Year of the Term shall accrue to Landlord. In addition to Landlord’s Contribution, Landlord shall give Tenant a space planning allowance in the maximum amount of ($0.15) per rentable square foot of the Leased Premises, which equals $6,393.00 based upon 42,620 rentable square feet (the “Space Planning Contribution”). Landlord shall pay the Space Planning Contribution to Tenant within thirty (30) days of Landlord’s receipt of a written request for payment and the CAD files of the space plan.

6.    Changes. Except for minor and immaterial changes, if Tenant requests any change in the Final Construction Documents, Tenant shall request such change in a written notice to Landlord.

7.    Requirements for Work Performed by Tenant. All work performed at the Building or in the Project by Tenant or Tenant’s contractor or subcontractors shall be subject to the following additional requirements:

(a)    Such work shall not proceed until Landlord has approved in writing (which approval such not be unreasonably withheld, conditioned or delayed): (i) the amount and coverage of public liability and property damage insurance, with Landlord named as an additional insured, on such liability coverage carried by Tenant’s contractor, (ii) complete and detailed plans and specifications for such work, and (iii) a schedule for the work.

(b)    All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with applicable laws.

(c)    Tenant shall be responsible for cleaning the Leased Premises, the Building and the Project and removing all debris in connection with its work. All completed work shall be subject to inspection and acceptance by Landlord. Tenant shall reimburse Landlord for the actual out-of pocket cost for all extra expense incurred by Landlord by reason of faulty work done by Tenant or Tenant’s contractor or by reason of inadequate cleanup by Tenant or Tenant’s contractor.

8.    Early Access. Tenant shall have access to the Leased Premises commencing on the Delivery Date in order to, among other things, construct the Tenant Improvements and install Tenant’s furniture, trade fixtures, equipment, telephone networks and computer networks, and to perform general set-up for Tenant’s business operations. From the date Tenant is given early access to the Leased Premises through the Term Commencement Date, Tenant shall be subject to all of the covenants in the Lease, except that Tenant’s obligation to pay Rent shall commence in accordance with Section 3.3 of the Lease; provided, however, Tenant shall not exercise such right of access until it procures all required insurance and complies with all relevant insurance provisions of the Lease. Tenant shall indemnify and hold the Landlord free and harmless from any and all liens, costs, and liabilities or expenses incurred in connection with any early access of Tenant.

EXHIBIT C

CONFIRMATION OF TERM OF LEASE

This Confirmation of Term of Lease is made by and between Hacienda Portfolio Venture, LLC, a Delaware limited liability company, as Landlord, and ________________________, a ________________________, as Tenant, who agree as follows:

1.    Landlord and Tenant entered into a Lease dated _______________, _____ (the “Lease”), in which Landlord leased to Tenant and Tenant leased from Landlord the Leased Premises described in the Basic Lease Information sheet of the Lease (the “Leased Premises”).

2.    Pursuant to Section 3.1 of the Lease, Landlord and Tenant hereby confirm as follows:

a.    ____________, _____ is the Term Commencement Date;

b.    ____________, _____ is the Term Expiration Date; and

c.    ____________, _____ is the commencement date of Rent under the Lease.

3.    Tenant hereby confirms that the Lease is in full force and effect and:

a.    It has accepted possession of the Leased Premises as provided in the Lease;

b.    The improvements and space required to be furnished by Landlord under the Lease have been furnished;

c.    Landlord has fulfilled all its duties of an inducement nature;

d.    The Lease has not been modified, altered or amended, except as follows: ____________________________________________ and

e.    There are no setoffs or credits against Rent and no security deposit has been paid except as expressly provided by the Lease.

4.    The provisions of this Confirmation of Term of Lease shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors, subject to the restrictions on assignment and subleasing contained in the Lease.

[NOTE: If Tenant fails to execute and return (or reasonably object in writing to) this Confirmation of Term of Lease within fifteen (15) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.]

///signature page follows///

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///continued from previous page///

DATED:                      ,

“LANDLORD”:

HACIENDA PORTFOLIO VENTURE, LLC, a Delaware limited liability company

By:	EPI HACIENDA LLC, a California limited liability company, Managing Member

	By:	ELLIS PARTNERS LLC, a California limited liability company, Manager

By:

Printed Name:

Title:

“TENANT”:

,

a

By:

Printed Name:

Title:

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EXHIBIT D

BUILDING RULES AND REGULATIONS

1.    The sidewalks, doorways, halls, vestibules and other similar areas shall not be obstructed by Tenant or used by it for any purpose other than ingress to and egress from the Leased Premises, and for going from one part of the Building to another part. Before leaving the Building, Tenant shall ensure that all doors to the Leased Premises are securely locked and all water faucets are shut off.

2.    Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixtures resulting from misuse by Tenant or any employee or invitee of Tenant shall be repaired at the expense of Tenant.

3.    Tenant shall not place anything on or near the glass of any window, door or wall which may appear unsightly from outside the Leased Premises.

4.    All contractors and technicians rendering any installation service to Tenant shall be subject to Landlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telephones, telegraph equipment, wiring of any kind, and electrical devices, as well as all installations affecting floors, walls, woodwork, windows, ceilings and any other physical portion of the Building.

5.    Tenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or property resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity.

6.    Landlord shall have the right to limit the weight and size of, and to designate the location of, all safes and other heavy property brought into the Building.

7.    Tenant shall cooperate with Landlord in maintaining the Leased Premises. Exterior window cleaning shall be done only by Landlord’s agents at such times and during such hours as Landlord shall elect.

8.    [intentionally deleted].

9.    No birds, fish or animals of any kind shall be brought into or kept in, on or about the Leased Premises, with the exception of service animals where necessary.

10.    No cooking shall be done in the Leased Premises except in connection with a convenience lunch room for the sole use of employees and guests (on a non-commercial basis) in a manner which complies with all of the provisions of the Lease and which does not produce fumes or odors.

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11.    Food, soft drink or other vending machines shall not be placed within the Leased Premises without Landlord’s prior written consent.

12.    Tenant shall not install or operate on the Leased Premises any electric heater, stove or similar equipment without Landlord’s prior written consent. Tenant shall not use or keep on the Leased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment utilized at the Leased Premises. Tenant shall not keep, use, or permit to be used in or brought into the Leased Premises or Project at any time, by Tenant or any of its employees, agents or invitees, any gun, firearm, weapon, explosive device, ammunition or explosive.

13.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules. laws or regulations of which Tenant has actual notice.

14.    Tenant shall not bring into (or permit to be brought into) the Building any bicycle or other type of vehicle. In no event may a hoverboard or similar type of motorized device be charged in the Leased Premises or in the Project.

15.    Landlord retains the right at any time, without liability to Tenant, to change the name and street address of the Building, except as otherwise expressly provided in the Lease with respect to signage.

16.    Canvassing, peddling, soliciting, and distribution of handbills in or at the Project are prohibited and Tenant will cooperate to prevent these activities.

17.    Tenant shall cooperate fully with the life safety program of the Building as established and administered by Landlord. This shall include participation by Tenant and its employees in exit drills, fire inspections, life safety orientations and other programs relating to fire and life safety that may be established by Landlord.

18.    No smoking shall be permitted in the Building.

19.    Landlord reserves the right to rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection and maintenance of the Project, the operation and preservation of the good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice thereof given to Tenant, shall be binding as if originally included herein. Landlord shall not be responsible to Tenant for the non-observance or violation of these rules and regulations by any other tenant of the Building. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these rules and regulations.

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EXHIBIT E

ASBESTOS NOTIFICATION

Asbestos-containing materials (“ACMs”) were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities; ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor tile and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transite board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in a deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. Anyone who finds any such materials in the Building should assume them to contain asbestos unless those materials are properly tested and found to be otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Building manager. The Building manager maintains records of the Building’s asbestos information including any Building asbestos surveys, sampling and abatement reports. This information is maintained as part of Landlord’s asbestos Operations and Maintenance Plan (“O&M Plan”).

The O&M Plan is designed to minimize the potential of any harmful asbestos exposure to any person in the Building. Because Landlord is not a physician, scientist or industrial hygienist, Landlord has no special knowledge of the health impact of exposure to asbestos. Therefore, Landlord hired an independent environmental consulting firm to prepare the Building’s O&M Plan. The O&M Plan includes a schedule of actions to be taken in order to (1) maintain any building ACMs in good condition, and (2) to prevent any significant disturbance of such ACMs. Appropriate Landlord personnel receive regular periodic training on how to properly administer the O&M Plan.

The O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan describes those risks, in general, as follows: asbestos is not a significant health concern unless asbestos fibers are released and inhaled. If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis and cancer) increases. However, measures taken to minimize exposure and consequently minimize the accumulation of fibers can reduce the risk of adverse health effects.

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The O&M Plan also describes a number of activities which should be avoided in order to prevent a release of asbestos fibers. In particular, some of the activities which may present a health risk (because those activities may cause an airborne release of asbestos fibers) include moving, drilling, boring or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs. In other words, the approval of Building management must be obtained prior to engaging in any such activities. Please contact the Building manager for more information in this regard. A copy of the written O&M Plan for the Building is located in the management office for the Building and, upon your request, will be made available to tenants for you to review and copy during regular business hours.

Because of the presence of ACM in the Building, we are also providing the following warning, which is commonly known as a California Proposition 65 warning:

WARNING: This building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact the Building manager with any questions regarding the contents of this Exhibit E.

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EXHIBIT F

REMOVABLE FIXTURES

•	[***]

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.